ITEM 3.        LEGAL PROCEEDINGS

Lead pigment litigation

        The Company was formerly involved in the manufacture of lead pigments for use in paint and lead- based paint. The Company has been named as a defendant or third party defendant in various legal proceedings alleging that the Company and other manufacturers are responsible for personal injury, property damage and governmental expenditures allegedly associated with the use of lead pigments. The Company is vigorously defending such litigation. Considering the Company's previous involvement in the lead pigment and lead-based paint businesses, there can be no assurance that additional litigation, similar to that described below, will not be filed. In this regard, the Company is aware that the City Council of the City of Milwaukee, Wisconsin has authorized the filing of litigation against former lead pigment manufacturers. While the suit has not yet been filed, the Company believes that the suit may seek to recover costs associated with diagnosing and treating children who have been exposed to lead-based paint and the cost of abating lead-based paint in the City's public housing. In addition, it is possible that other governmental entities may take similar action in the future.

        In addition, various legislation and administrative regulations have, from time to time, been enacted or proposed that seek to (a) impose various obligations on present and former manufacturers of lead pigment and lead-based paint with respect to asserted health concerns associated with the use of such products and (b) effectively overturn court decisions in which the Company and other pigment manufacturers have been successful. Examples of such proposed legislation include bills which would permit civil liability for damages on the basis of market share, rather than requiring plaintiffs to prove that the defendant's product caused the alleged damage, and bills which would revive actions barred by the statute of limitations. While no legislation or regulations have been enacted to date which are expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity, the imposition of market share liability or other legislation could have such an effect.

        The Company has not accrued any amounts for the pending lead pigment and lead-based paint litigation. There is no assurance that the Company will not incur future liability in respect of this pending litigation in view of the inherent uncertainties involved in court and jury rulings in pending and possible future cases. However, based on, among other things, the results of such litigation to date, the Company believes that the pending lead pigment and lead-based paint litigation is without merit. Liability that may result, if any, cannot reasonably be estimated.

        In 1989 and 1990 the Housing Authority of New Orleans ("HANO") filed third-party complaints for indemnity and/or contribution against the Company, other alleged manufacturers of lead pigment (together with the Company, the "pigment manufacturers") and the Lead Industries Association (the "LIA") in 14 actions commenced by residents of HANO units seeking compensatory and punitive damages for injuries allegedly caused by lead pigment. The actions, which were pending in the Civil District Court for the Parish of Orleans, State of Louisiana, were dismissed by the district court in 1990. Subsequently, HANO agreed to consolidate all the cases and appealed. In March 1992 the Louisiana Court of Appeals, Fourth Circuit, dismissed HANO's appeal as untimely with respect to three of these cases. With respect to the other cases included in the appeal, the court of appeals reversed the lower court decision dismissing the cases. These cases were remanded to the District Court for further proceedings. In November 1994 the District Court granted defendants' motion for summary judgment in one of the remaining cases and in June 1995 the District Court granted defendants' motion for summary judgment in several of the remaining cases. After such grant, only two cases remain pending and have been inactive since 1992, Hall v. HANO, et al. (No. 89- 3552) and Allen v. HANO, et al. (No. 89-427) Civil District Court for the Parish of Orleans, State of Louisiana.

        In June 1989 a complaint was filed in the Supreme Court of the State of New York, County of New York, against the pigment manufacturers and the LIA. Plaintiffs seek damages, contribution and/or indemnity in an amount in excess of $50 million for monitoring and abating alleged lead paint hazards in public and private residential buildings, diagnosing and treating children allegedly exposed to lead paint in city buildings, the costs of educating city residents to the hazards of lead paint, and liability in personal injury actions against the City and the Housing Authority based on alleged lead poisoning of city residents (The City of New York, the New York City Housing Authority and the New York City Health and Hospitals Corp. v. Lead Industries Association, Inc., et al., No. 89-4617). In December 1991 the court granted the defendants' motion to dismiss claims alleging negligence and strict liability and denied the remainder of the motion. In January 1992 defendants appealed the denial. In May 1993 the Appellate Division of the Supreme Court affirmed the denial of the motion to dismiss plaintiffs' fraud, restitution and indemnification claims. In May 1994 the trial court granted the defendants' motion to dismiss the plaintiffs' restitution and indemnification claims, and plaintiffs appealed. In June 1996 the Appellate Division reversed the trial court's dismissal of plaintiffs' restitution and indemnification claims, reinstating those claims. In December 1998 plaintiffs moved for partial summary judgment on their claims of market share, alternative liability, enterprise liability, and concert of action. In February 1999 plaintiffs New York City and New York City Health and Hospital Corporation dismissed with prejudice all their claims and were no longer parties to the case. Also in February 1999 the New York City Housing Authority dismissed with prejudice all of its claims except for claims for damages relating to two housing projects. In September 1999 the trial court denied the plaintiffs' motions for summary judgment on market share and conspiracy issues and denied defendants' April 1999 motion for summary judgment on statute of limitations grounds. In September 2000 the First Department denied plaintiffs' appeal of the trial court's denial of plaintiffs' motion for summary judgment on the market share issue. Discovery is proceeding.

        In August 1992 the Company was served with an amended complaint in Jackson, et al. v. The Glidden Co., et al., Court of Common Pleas, Cuyahoga County, Cleveland, Ohio (Case No. 236835). Plaintiffs seek compensatory and punitive damages for personal injury caused by the ingestion of lead, and an order directing defendants to abate lead-based paint in buildings. Plaintiffs purport to represent a class of similarly situated persons throughout the State of Ohio. The amended complaint asserts causes of action under theories of strict liability, negligence per se, negligence, breach of express and implied warranty, fraud, nuisance, restitution, and negligent infliction of emotional distress. The complaint asserts several theories of liability including joint and several, market share, enterprise and alternative liability. Plaintiffs moved for class certification in October 1998, and all briefing on the issue was completed in April 1999. No decision regarding class certification has been issued by the trial court.

        In November 1993 the Company was served with a complaint in Brenner, et al. v. American Cyanamid, et al., (No. 12596-93) Supreme Court, State of New York, Erie County alleging injuries to two children purportedly caused by lead pigment. The complaint seeks $24 million in compensatory and $10 million in punitive damages for alleged negligent failure to warn, strict liability, fraud and misrepresentation, concert of action, civil conspiracy, enterprise liability, market share liability, and alternative liability. In June 1998 defendants moved for partial summary judgment dismissing plaintiffs' market share and alternative liability claims. In January 1999 the trial court granted defendants' summary judgment motion to dismiss the alternative liability and enterprise liability claims, but denied defendants' motion to dismiss the market share liability claim. In May 1999 defendants appealed the denial of their motion to dismiss the market share liability claim. The Fourth Department intermediate appellate court in December 1999 reversed the trial court and dismissed the market share claim. The case was remanded to the trial court for further proceedings on the remaining claims and in June 2000 the trial court dismissed all remaining claims. Plaintiffs have filed a notice of appeal.

        In April 1997 the Company was served with a complaint in Parker v. NL Industries, et al. (Circuit Court, Baltimore City, Maryland, No. 97085060 CC915). Plaintiff, now an adult, and his wife, seek compensatory and punitive damages from the Company, another former manufacturer of lead paint and a local paint retailer, based on claims of negligence, strict liability and fraud, for plaintiff's alleged ingestion of lead paint as a child. In February 1998 the Court dismissed the fraud claim. In June 2000, following a two-week trial, the jury returned a verdict for the Company. Plaintiffs have abandoned their appeal.

        In December 1998 the Company was served with a complaint on behalf of four children and their guardians in Sabater, et al. v. Lead Industries Association, et al. (Supreme Court of the State of New York, County of Bronx, Index No. 25533/98). Plaintiffs purport to represent a class of all children and mothers similarly situated in New York City. The complaint alleges against the Company, the LIA, and other former manufacturers of lead pigment various causes of action including negligence, strict products liability, fraud and misrepresentation, concert of action, civil conspiracy, enterprise liability, market share liability, breach of warranties, nuisance, and violation of New York State's consumer protection act. The complaint seeks damages for establishment of property abatement and medical monitoring funds and compensatory damages for alleged injuries to plaintiffs. In February 2000 the trial court granted defendants' motions to dismiss the product defect, express warranty, nuisance and consumer fraud statute claims. In October 2000 defendants filed a third-party complaint against the Federal Home Loan Mortgage Corporation (FHLMC), and FHLMC removed the case to federal court in the Southern District of New York and moved to dismiss the claims. Plaintiffs have moved to remand the case to state court.

        In September 1999 an amended complaint was filed in Thomas v. Lead Industries Association, et al. (Circuit Court, Milwaukee, Wisconsin, Case No. 99-CV-6411) adding as defendants the Company and seven other companies alleged to have manufactured lead products in paint to a suit originally filed against plaintiff's landlords. Plaintiff, a minor, alleges injuries purportedly caused by lead on the surfaces of premises in homes in which he resided. Plaintiff seeks compensatory and punitive damages. Plaintiff alleges strict liability, negligence, negligent misrepresentation and omissions, fraudulent misrepresentations and omissions, concert of action, civil conspiracy, and enterprise liability causes of action against the Company, seven other alleged former manufacturers of lead products contained in paint, and the LIA. In January 2000 the Company filed an answer denying all wrongdoing and liability. In June 2000 the trial court granted defendants' January 2000 motion to dismiss the product defect and Wisconsin consumer protection statute claims. Discovery is proceeding.

        In October 1999 the Company was served with a complaint in State of Rhode Island v. Lead Industries Association, et al. (Superior Court of Rhode Island, No. 99-5226). Rhode Island, by and through its Attorney General, seeks compensatory and punitive damages for medical, school, and public and private building abatement expenses that the State alleges were caused by lead paint, and for funding of a public education campaign and screening programs. Plaintiff seeks judgments of joint and several liability against the Company, seven other companies alleged to have manufactured lead products in paint, and the LIA. Plaintiffs allege public nuisance, violation of the Rhode Island Unfair Trade Practices and Consumer Protection Act, strict liability, negligence, negligent misrepresentation and omissions, fraudulent misrepresentation and omissions, civil conspiracy, unjust enrichment, indemnity, and equitable relief to protect children. In January 2000 defendants moved to dismiss all claims. The court has not ruled.

        In October 1999 the Company was served with a complaint in Cofield, et al. v. Lead Industries Association, et al. (Circuit Court for Baltimore City, Maryland, Case No. 24-C-99-004491). Plaintiffs, six homeowners, seek to represent a class of all owners of nonrental residential properties in Maryland. Plaintiffs seek compensatory and punitive damages for the existence of lead-based paint in their homes, including funds for monitoring, detecting and abating lead-based paint in those residences. Plaintiffs allege that the Company, fourteen other companies alleged to have manufactured lead pigment, paint and/or gasoline additives, the LIA, and the National Paint and Coatings Association are jointly and severally liable for alleged negligent product design, negligent failure to warn, supplier negligence, strict liability/defective design, strict liability/failure to warn, nuisance, indemnification, fraud and deceit, conspiracy, concert of action, aiding and abetting, and enterprise liability. Plaintiffs seek damages in excess of $20,000 per household. In October 1999 defendants removed the case to Maryland federal court. In February 2000 defendants moved to dismiss the design defect, fraud and deceit, indemnification and nuisance claims. In March 2000 the Federal trial court (No. MJG-99-3277) denied plaintiffs' motion to remand to State Court. In April 2000 defendants filed an additional motion to dismiss all claims for lack of product identification. In August 2000 the federal court dismissed the fraud and deceit, indemnification, and nuisance claims, and remanded the case to Maryland state court. In August 2000 plaintiffs also filed a third amended complaint, with the case renamed Young, et al. v. Lead Industries, Association, et al.. In November 2000 defendants filed motions to dismiss all remaining claims except conspiracy and aiding and abetting. The court has not ruled. Class discovery is proceeding.

     In October 1999 the Company was served with a complaint in Smith, et al. v. Lead Industries Association, et al. (Circuit Court for Baltimore City, Maryland, Case No. 24-C-99-004490). Plaintiffs, six minors, each seek compensatory damages of $5 million and punitive damages of $10 million. Plaintiffs allege that the Company, fourteen other companies alleged to have manufactured lead pigment, paint and/or gasoline additives, the LIA, and the National Paint and Coatings Association are jointly and severally liable for alleged negligent product design, negligent failure to warn, supplier negligence, fraud and deceit, conspiracy, concert of action, aiding and abetting, strict liability/ failure to warn, and strict liability/defective design. In October 1999 defendants removed the case to Maryland federal court and in November 1999 the case was remanded to state court. In February 2000 the Company answered the complaint and denied all wrongdoing and liability, and all defendants filed motions to dismiss the product defect and fraud and deceit claims. In June 2000 defendants moved to dismiss all claims for lack of product identification. The court has not ruled.

        In February 2000 the Company was served with a complaint in City of St. Louis v. Lead Industries Association, et al. (Missouri Circuit Court 22nd Judicial Circuit, St. Louis City, Cause No. 002-245, Division 1). The City of St. Louis seeks compensatory and punitive damages for its expenses discovering and abating lead, detecting lead poisoning and providing medical care, educational programs for City residents, and the costs of educating children suffering injuries due to lead exposure. Plaintiff seeks judgments of joint and several liability against the Company, eight other companies alleged to have manufactured lead products for paint, and the LIA. Plaintiff alleges claims of public nuisance, product liability, negligence, negligent misrepresentation, fraudulent misrepresentation, civil conspiracy, unjust enrichment, and indemnity. In March 2000 defendants removed the case to Missouri federal court. In April 2000 plaintiff filed a motion to remand to State Court and an amended complaint seeking to add additional Missouri defendant residents. In May 2000 defendants moved to dismiss all claims. The court has not ruled.

        In April 2000 the Company was served with a complaint in County of Santa Clara v. Atlantic Richfield Company, et al. (Superior Court of the State of California, County of Santa Clara, Case No. CV788657). The County of Santa Clara seeks to represent a class of California governmental entities (other than the state and its agencies). The County seeks from defendants, eight present or former pigment or paint manufacturing companies and the LIA, compensatory damages for funds the plaintiffs have expended for medical treatment, educational expenses, abatement or other costs due to exposure to, or potential exposure to, lead paint, disgorgement of profit, and punitive damages. Plaintiff alleges causes of action for violations of the California Business and Professions Code, strict product liability, negligence, fraud and concealment, unjust enrichment, and indemnity, and includes market share liability allegations. Defendants filed demurrers to the original complaint in August 2000 and to the first amended complaint in October 2000. In December 2000 the Court dismissed all claims except the claim for fraud, but granted plaintiffs leave to amend. The plaintiffs filed a second amended complaint in January 2001 that included as plaintiffs: Santa Cruz, Solano, Alameda, San Francisco, and Kern counties; the cities of San Francisco and Oakland; the Oakland and San Francisco unified school districts and housing authorities; and the Oakland Redevelopment Agency. The second amended complaint omits indemnification and unjust enrichment claims, but adds public and private nuisance claims.

     In June 2000 two complaints were filed in Texas state court, Spring Branch Independent School District v. Lead Industries Association, et al. (District Court of Harris County, Texas, No. 2000-31175), and Houston Independent School District v. Lead Industries Association, et al. (District Court of Harris County, Texas, No. 2000-33725). The School Districts seek past and future damages and exemplary damages for costs they have allegedly incurred due to the presence of lead-based paint in their buildings from the Company, the LIA and seven other companies sued as former manufacturers of lead-based paint. Plaintiffs allege claims for design defect and marketing defect, negligent product design and failure to warn, fraudulent misrepresentation, negligent misrepresentation, concert of action, conspiracy, and indemnity. In October

     2000 the Company filed answers in both cases denying all allegations of wrongdoing and liability. Discovery is proceeding.

        In June 2000 a complaint was filed in Illinois state court, Lewis, et al. v. Lead Industries Association, et al. (Circuit Court of Cook County, Illinois, County Department, Chancery Division, Case No. 00CH09800). Plaintiffs seek to represent two classes, one of all minors between ages six months and six years who resided in housing in Illinois built before 1978, and one of all individuals between ages six and twenty years who lived between ages six months and six years in Illinois housing built before 1978 and had blood lead levels of 10 micrograms/deciliter or more. The complaint seeks a medical screening fund for the first class to determine blood lead levels, a medical monitoring fund for the second class to detect the onset of latent diseases, and a fund for a public education campaign. The complaint seeks to hold jointly and severally liable the Company, the LIA, and seven other companies sued as former manufacturers of lead pigment and/or lead paint. Plaintiffs allege claims for negligent product design, negligent failure to warn, strict products liability, violation of the Illinois Consumer Fraud Act, fraud by omission, market share liability, civil conspiracy, concert of action, enterprise liability and alternative liability. In October 2000 defendants moved to dismiss all claims. In November 2000 plaintiffs moved to amend the complaint. Plaintiffs filed an amended complaint in January 2001.

        In October 2000 the Company was served with a complaint filed in California state court. Justice, et al. v. Sherwin-Williams Company, et al. (Superior Court of California, County of San Francisco, No. 314686). Plaintiffs are two minors who seek general, special and punitive damages for injuries alleged to be due to ingestion of paint containing lead in their residence. Defendants are the Company, the LIA, and nine other companies sued as former manufacturers of lead paint. Plaintiffs allege claims for negligence, strict products liability, concert of action, market share liability, and intentional tort. The Company answered the complaint in December 2000 denying all allegations of wrongdoing and liability.

        In January 2001 the Company was served with a complaint in Gaines, et al., v. The Sherwin-Williams Company, et al. (Circuit Court of Jefferson County, Mississippi, Civil Action No. 2000-0604). The complaint seeks joint and several liability for compensatory and punitive damages from the Company, Sherwin-Williams, and four local retailers on behalf of a minor and his mother alleging injuries due to lead pigment and/or paint. The complaint alleges strict liability, negligence, and fraudulent concealment and misrepresentation claims. In February 2001 the Company removed the case to federal court. In March 2001 the Company moved to dismiss the negligence and fraudulent concealment and misrepresentation claims.

        In February 2001 the Company was served with a complaint in Borden, et al. v. The Sherwin- Williams Company, et al. (Circuit Court of Jefferson County, Mississippi, Civil Action No. 2000-587). The complaint seeks joint and several liability for compensatory and punitive damages from more than 40 manufacturers and retailers of lead pigment and/or paint, including the Company, on behalf of 18 adult residents of Mississippi who were allegedly exposed to lead during their employment in construction and repair activities. The complaint asserts strict liability, negligence, fraudulent concealment and misrepresentation, and medical monitoring claims. The Company intends to deny all allegations of wrongdoing and liability.

        The Company believes that the foregoing lead pigment actions are without merit and intends to continue to deny all allegations of wrongdoing and liability and to defend such actions vigorously.

        The Company has filed actions seeking declaratory judgment and other relief against various insurance carriers with respect to costs of defense and indemnity coverage for certain of its environmental and lead pigment litigation. NL Industries, Inc. v. Commercial Union Insurance Cos., et al., Nos. 90-2124, -2125 (HLS) (District Court of New Jersey). The action relating to lead pigment litigation defense costs filed in May 1990 against Commercial Union Insurance Company ("Commercial Union") sought to recover defense costs incurred in the City of New York lead pigment case and two other lead pigment cases which have since been resolved in the Company's favor. The action relating to lead paint litigation defense costs has been settled. The Company has also settled insurance coverage claims concerning environmental claims with certain of the defendants in the New Jersey environmental coverage litigation, including the Company's principal former carriers, as more fully described below. The settled claims are to be dismissed from the New Jersey litigation in accordance with the terms of the settlement agreements. The Company also continues to negotiate with several other insurance carriers with respect to possible settlement of claims that are being asserted in the New Jersey environmental litigation, although there can be no assurance that settlement agreements can be reached with these other carriers. No further material settlements relating to litigation concerning environmental remediation coverage are expected.

        Other than granting motions for summary judgment brought by two excess liability insurance carriers, which contended that their policies contained absolute pollution exclusion language, and certain summary judgment motions regarding policy periods and ruling regarding choice of law issues, the Court has not made any final rulings on defense costs or indemnity coverage with respect to the Company's pending environmental litigation. Nor has the Court made any final ruling on indemnity coverage in the lead pigment litigation. No trial dates have been set. Other than rulings to date, the issue of whether insurance coverage for defense costs or indemnity or both will be found to exist depends upon a variety of factors, and there can be no assurance that such insurance coverage will exist in other cases. The Company has not considered any potential insurance recoveries for lead pigment or environmental litigation in determining related accruals.

Environmental matters and litigation

        The Company has been named as a defendant, PRP, or both, pursuant to CERCLA and similar state laws in approximately 75 governmental and private actions associated with waste disposal sites, mining locations and facilities currently or previously owned, operated or used by the Company, or its subsidiaries, or their predecessors, certain of which are on the U.S. EPA's Superfund National Priorities List or similar state lists. These proceedings seek cleanup costs, damages for personal injury or property damage, and/or damages for injury to natural resources. Certain of these proceedings involve claims for substantial amounts. Although the Company may be jointly and severally liable for such costs, in most cases it is only one of a number of PRPs who may also be jointly and severally liable.

        The extent of CERCLA liability cannot accurately be determined until the Remedial Investigation and Feasibility Study ("RIFS") is complete, the U.S. EPA issues a record of decision and costs are allocated among PRPs. The extent of liability under analogous state cleanup statutes and for common law equivalents are subject to similar uncertainties. The Company believes it has provided adequate accruals for reasonably estimable costs for CERCLA matters and other environmental liabilities. At December 31, 2000, the Company had accrued $110 million for those environmental matters which are reasonably estimable. The Company determines the amount of accrual on a quarterly basis by analyzing and estimating the range of possible costs to the Company. Such costs include, among other things, expenditures for remedial investigations, monitoring, managing, studies, certain legal fees, cleanup, removal and remediation. It is not possible to estimate the range of costs for certain sites. The Company has estimated that the upper end of the range of reasonably possible costs to the Company for sites for which it is possible to estimate costs is approximately $170 million. The Company's estimate of such liability has not been discounted to present value and the Company has not reduced its accruals for any potential insurance recoveries. No assurance can be given that actual costs will not exceed either accrued amounts or the upper end of the range for sites for which estimates have been made, and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes with respect to site cleanup costs or allocation of such costs among PRPs, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. Furthermore, there can be no assurance that additional environmental matters will not arise in the future. More detailed descriptions of certain legal proceedings relating to environmental matters are set forth below.

        In June 2000 the Company recognized a $43 million net gain from a settlement with one of the two principal former insurance carriers, and in December 2000 the Company recognized a $26.5 million net gain from a settlement with certain members of the other principal former insurance carrier. The settlement gains are stated net of $3.1 million in commissions, and the gross settlement proceeds of $72.6 million were transferred by the carriers to special purpose trusts established to pay future remediation and other environmental expenditures of the Company. A settlement with remaining members of the second carrier group was reached in January 2001, and the Company expects to recognize a $10 million gain in the first quarter of 2001. The settlements resolved court proceedings that the Company initiated to seek reimbursement for legal defense expenditures and indemnity coverage for certain of its environmental remediation expenditures.

        In July 1991 the United States filed an action in the U.S. District Court for the Southern District of Illinois against the Company and others (United States of America v. NL Industries, Inc., et al., Civ. No. 91- CV 00578) with respect to the Granite City, Illinois lead smelter formerly owned by the Company. The complaint seeks injunctive relief to compel the defendants to comply with an administrative order issued pursuant to CERCLA, and fines and treble damages for the alleged failure to comply with the order. The Company and the other parties did not implement the order, believing that the remedy selected by the U.S. EPA was invalid, arbitrary, capricious and was not selected in accordance with law. The complaint also seeks recovery of past costs and a declaration that the defendants are liable for future costs. Although the action was filed against the Company and ten other defendants, there are 330 other PRPs who have been notified by the U.S. EPA. Some of those notified were also respondents to the administrative order. In September 1995 the U.S. EPA released its amended decision selecting cleanup remedies for the Granite City site. In September 1997 the U.S. EPA informed the Company that past and future cleanup costs are estimated to total approximately $63.5 million. In 1999 the U.S. EPA and certain other PRPs entered into a consent decree settling their liability at the site for approximately 50% of the site costs. The Company and the U.S. EPA reached an agreement in principle in 1999 to settle the Company's liability at the site for $31.5 million. The Company and the U.S. EPA are negotiating a consent decree embodying the terms of this agreement in principle.

        The Company reached an agreement in 1999 with the other PRPs at a formerly owned lead smelter site in Pedricktown, New Jersey to settle the Company's liability for $6 million, of which $3.2 million has been paid as of December 31, 2000. The settlement does not resolve issues regarding the Company's potential liability in the event site costs exceed $21 million. The Company does not presently expect site costs to exceed such amount and has not provided accruals for such contingency.

        In 1998 the Company reached an agreement to settle litigation with the other PRPs at a lead smelter site in Portland, Oregon that was formerly owned by the Company. Under the agreement, the Company agreed to pay a portion of future cleanup costs. In 2000 the construction of the remediation was completed and is now in the operation and maintenance phase.

        In 2000 the Company reached an agreement with the other PRPs at the Baxter Springs subsite in Cherokee County, Kansas, to resolve the Company's liability. The Company and others formerly mined lead and zinc in the Baxter Springs subsite. Under the agreement, the Company agreed to pay a portion of the cleanup costs associated with the Baxter Springs subsite. The U.S. EPA has estimated the total cleanup costs in the Baxter Springs subsite to be $5.4 million. The remedial design phase of the cleanup is underway.

        In 1996 the U.S. EPA ordered the Company to perform a removal action at a formerly owned facility in Chicago, Illinois. The Company has complied with the order and has completed the on-site work at the facility. The Company is conducting an investigation regarding potential offsite contamination.

        Residents in the vicinity of the Company's former Philadelphia lead chemicals plant commenced a class action allegedly comprised of over 7,500 individuals seeking medical monitoring and damages allegedly caused by emissions from the plant. Wagner, et al. v. Anzon, Inc. and NL Industries, Inc., No. 87-4420, Court of Common Pleas, Philadelphia County. The complaint sought compensatory and punitive damages from the Company and the current owner of the plant, and alleged causes of action for, among other things, negligence, strict liability, and nuisance. A class was certified to include persons who resided, owned or rented property, or who work or have worked within up to approximately three-quarters of a mile from the plant from 1960 through the present. The Company answered the complaint, denying liability. In December 1994 the jury returned a verdict in favor of the Company. Plaintiffs appealed to the Pennsylvania Superior Court and in September 1996 the Superior Court affirmed the judgment in favor of the Company. In December 1996 plaintiffs filed a petition for allowance of appeal to the Pennsylvania Supreme Court, which was declined. Residents also filed consolidated actions in the United States District Court for the Eastern District of Pennsylvania, Shinozaki v. Anzon, Inc. and Wagner and Antczak v. Anzon and NL Industries, Inc. Nos. 87-3441, 87-3502, 87-4137 and 87-5150. The consolidated action is a putative class action seeking CERCLA response costs, including cleanup and medical monitoring, declaratory and injunctive relief and civil penalties for alleged violations of the RCRA, and also asserting pendent common law claims for strict liability, trespass, nuisance and punitive damages. The court dismissed the common law claims without prejudice, dismissed two of the three RCRA claims as against the Company with prejudice, and stayed the case pending the outcome of the state court litigation.

        In 2000 the Company reached an agreement with the other PRPs at the Batavia Landfill Superfund Site in Batavia, New York to resolve the Company's liability. The Batavia Landfill is a former industrial waste disposal site. Under the agreement, the Company agreed to pay 40% of the future remedial construction costs, which the U.S. EPA has estimated to be approximately $11 million. Under the settlement, the Company is not responsible for costs associated with the operation and maintenance of the remedy. In connection with the settlement, the U.S. EPA waived approximately $4 million in past response costs. In addition, the Company received approximately $2 million from settling PRPs. The remedial design phase of the remedy is underway.

     In October 2000 the Company was served with a complaint in Pulliam,  et al.
v. NL Industries, Inc., et al., No. 49DO20010CT001423, filed in superior court in Marion County, Indiana, on behalf of an alleged class of all persons and entities who own or have owned property or have resided within a one-mile radius of an industrial facility formerly owned by the Company in Indianapolis, Indiana. Plaintiffs allege that they and their property have been injured by lead dust and particulates from the facility and seek unspecified actual and punitive damages and a removal of all alleged lead contamination. In December 2000 the Company filed an answer denying all allegations of wrongdoing and liability. Discovery is proceeding.

        See Item 1.  "Business - Regulatory and Environmental Matters."

Other litigation

        The Company has been named as a defendant in various lawsuits in a variety of jurisdictions alleging personal injuries as a result of occupational exposure to asbestos, silica and/or mixed dust in connection with formerly owned operations. Various of these actions remain pending, including the following matters.

        In March 1997 the Company was served with a complaint in Ernest Hughes, et al. v. Owens-Corning Fiberglass, Corporation, et al., No. 97-C-051, filed in the Fifth Judicial District Court of Cass County, Texas, on behalf of approximately 4,000 plaintiffs and their spouses alleging injury due to exposure to asbestos and seeking compensatory and punitive damages. The Company has filed an answer denying the material allegations. The case has been inactive since 1998.

     In February 1999 and October 2000 the Company was served with complaints in Cosey, et al. v. Bullard, et al., No. 95-0069, and Pierce, et al. v. GAF, et al., No. 2006-150, filed in the Circuit Court of Jefferson County, Mississippi, on behalf of approximately 1,600 plaintiffs and 275 plaintiffs, respectively, alleging injury due to exposure to asbestos and/or silica and seeking compensatory and punitive damages. The Cosey case was removed to federal court and has been transferred to the eastern district of Pennsylvania for consolidated proceedings. The Company has filed answers in both cases denying the material allegations of the complaint.

        In addition, the Company is a defendant in various asbestos cases pending in Ohio, Indiana and West Virginia on behalf of approximately 4,600 personal injury claimants.

        In August and September 2000 the Company and one of its subsidiaries, NLO, Inc. ("NLO"), were named as defendants in four lawsuits filed in federal court in the western district of Kentucky against the Department of Energy ("DOE") and a number of other defendants alleging that nuclear material supplied by, among others, the Feed Material Production Center ("FMPC") in Fernald, Ohio, owned by the DOE and formerly managed under contract by NLO, harmed employees and others at the DOE's Paducah, Kentucky Gaseous Diffusion Plant ("PGDP"). With respect to each of the cases listed below, the Company believes that the DOE is obligated to provide defense and indemnification pursuant to its contract with NLO, and pursuant to its statutory obligation to do so, as the DOE has in several previous cases relating to management of the FMPC, and the Company has so advised the DOE. Answers in the four cases have not been filed. The Company and NLO have moved to dismiss Rainer I. The Company and NLO intend to deny all allegations of wrongdoing and liability and to defend the cases vigorously.

*       In Rainer, et al. v. E.I. du Pont de Nemours, et al., ("Rainer I")
        No. 5:00CV-223-J, plaintiffs purport to represent a class of former employees at the PGDP and members of their households and seek actual and punitive  damages of $5 billion each for alleged  negligence,
        infliction  of  emotional  distress,   ultra-hazardous   activity/strict
        liability and strict products liability.

* In Rainer, et al. v. Bill Richardson, et al., No. 5:00CV-220-J, plaintiffs purport to represent the same classes regarding the same matters alleged in Rainer I, and allege a violation of constitutional rights and seek the same recovery sought in Rainer I.

* In Dew, et al. v. Bill Richardson, et al., No. 5:00CV00221R, plaintiffs purport to represent classes of all PGDP employees who sustained pituitary tumors or cancer as a result of exposure to radiation and seek actual and punitive damages of $2 billion each for alleged violation of constitutional rights, assault and battery, fraud and misrepresentation, infliction of emotional distress, negligence, ultra-hazardous activity/strict liability, strict products liability, conspiracy, concert of action, joint venture and enterprise liability, and equitable estoppel.

*       In Shaffer, et al. v. Atomic Energy Commission, et al.,
        No. 5:00CV00307M, plaintiffs purport to represent classes of PGDP employees and household members, subcontractors at PGDP, and landowners near the PGDP and seek actual and punitive damages of $1 billion each and medical monitoring for the same counts alleged in Dew.

        The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its present and former businesses, and the disposition of past properties and former businesses.

                                      NL INDUSTRIES, INC.

                                  ANNUAL REPORT ON FORM 10-K

                                   Items 8, 14(a) and 14(d)

                          Index of Financial Statements and Schedules

Financial Statements                                                            Pages

  Report of Independent Accountants                                             F-2

  Consolidated Balance Sheets - December 31, 2000 and 1999                      F-3 / F-4

  Consolidated Statements of Income - Years ended
   December 31, 2000, 1999 and 1998                                             F-5 / F-6

  Consolidated Statements of Comprehensive Income - Years
   ended December 31, 2000, 1999 and 1998                                       F-7

  Consolidated Statements of Shareholders' Equity - Years
   ended December 31, 2000, 1999 and 1998                                       F-8

  Consolidated Statements of Cash Flows - Years ended
   December 31, 2000, 1999 and 1998                                             F-9 / F-11

  Notes to Consolidated Financial Statements                                    F-12 / F-53


Financial Statement Schedules

  Report of Independent Accountants                                             S-1

  Schedule I - Condensed Financial Information of Registrant                    S-2 / S-7

  Schedule II - Valuation and qualifying accounts                               S-8


                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Shareholders and Board of Directors of NL Industries, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of NL Industries, Inc. at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





                           PricewaterhouseCoopers LLP

Houston, Texas
February 28, 2001

                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                                  CONSOLIDATED BALANCE SHEETS

                                  December 31, 2000 and 1999

                             (In thousands, except per share data)



ASSETS                                                                    2000          1999

Current assets:
    Cash and cash equivalents                                         $  120,378   $   134,224
    Restricted cash equivalents                                           69,242        17,565
    Accounts and notes receivable,
      less allowance of $2,222 and $2,075                                131,540       143,768
    Receivable from affiliates                                               214           747
    Refundable income taxes                                               12,302         4,473
    Inventories                                                          205,973       191,184
    Prepaid expenses                                                       2,458         2,492
    Deferred income taxes                                                 11,673        11,974

        Total current assets                                             553,780       506,427



Other assets:
    Marketable securities                                                 47,186        15,055
    Investment in TiO2 manufacturing joint venture                       150,002       157,552
    Prepaid pension cost                                                  22,789        23,271
    Restricted cash equivalents                                           17,942             -
    Other                                                                  4,707         5,410

        Total other assets                                               242,626       201,288




Property and equipment:
    Land                                                                  24,978        23,678
    Buildings                                                            129,019       133,682
    Machinery and equipment                                              530,920       550,842
    Mining properties                                                     67,134        71,952
    Construction in progress                                               4,586         6,805
                                                                         756,637       786,959
    Less accumulated depreciation and depletion                          432,255       438,501

        Net property and equipment                                       324,382       348,458

                                                                      $1,120,788    $1,056,173

                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                  December 31, 2000 and 1999

                             (In thousands, except per share data)



     LIABILITIES AND SHAREHOLDERS' EQUITY                             2000           1999

Current liabilities:
    Notes payable                                                   $     69,970  $     57,076
    Current maturities of long-term debt                                     730           212
    Accounts payable and accrued liabilities                             147,877       143,132
    Payable to affiliates                                                 10,634        11,240
    Accrued environmental costs                                           53,307        47,228
    Income taxes                                                          13,616         5,605
    Deferred income taxes                                                  1,822            326

        Total current liabilities                                        297,956       264,819

Noncurrent liabilities:
    Long-term debt                                                       195,363       244,266
    Deferred income taxes                                                145,673       108,226
    Accrued environmental costs                                           57,133        64,491
    Accrued pension cost                                                  21,220        32,946
    Accrued postretirement benefits cost                                  29,404        37,105
    Other                                                                 23,272        29,330

        Total noncurrent liabilities                                     472,065       516,364

Minority interest                                                          6,279         3,903

Shareholders' equity:
    Preferred stock - 5,000 shares authorized, no shares issued or
      outstanding                                                              -             -
    Common stock - $.125 par value; 150,000 shares authorized;
      66,839 shares issued                                                 8,355         8,355
    Additional paid-in capital                                           777,528       774,304
    Retained earnings                                                    141,073        19,150
    Accumulated other comprehensive income (loss):
      Currency translation                                              (190,757)     (160,022)
      Marketable securities                                                8,885         2,857
      Pension liabilities                                                      -        (1,756)
    Treasury stock, at cost (16,787 and 15,555 shares)                  (400,596)     (371,801)

        Total shareholders' equity                                       344,488       271,087

                                                                      $1,120,788    $1,056,173

Commitments and contingencies (Notes 12 and 17)

                 See accompanying notes to consolidated financial statements.


                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                               CONSOLIDATED STATEMENTS OF INCOME

                         Years ended December 31, 2000, 1999 and 1998

                             (In thousands, except per share data)



                                                             2000         1999        1998

Revenues and other income:
    Net sales                                              $  922,319    $908,387     $894,724
    Litigation settlement gains, net                           69,465           -            -
    Other, net                                                 23,283      23,646       25,453

                                                            1,015,067     932,033      920,177

Costs and expenses:
    Cost of sales                                             610,449     662,315      618,447
    Selling, general and administrative                       137,178     134,342      133,970
    Interest                                                   31,243      36,884       58,070

                                                              778,870     833,541      810,487
      Income from continuing operations before income
        taxes and minority interest                           236,197      98,492      109,690

Income tax expense (benefit)                                   78,420     (64,601)      19,788

      Income from continuing operations before minority
        interest                                              157,777     163,093       89,902

Minority interest                                               2,436       3,322           40

      Income from continuing operations                       155,341     159,771       89,862

Discontinued operations                                             -           -      287,396

Extraordinary items - early extinguishment of debt, net
  of tax benefit of $394 and $5,698                              (732)         -       (10,580)

      Net income                                           $  154,609    $159,771     $366,678



                 See accompanying notes to consolidated financial statements.


                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

                         Years ended December 31, 2000, 1999 and 1998

                            (In thousands, except per share data)



                                                                  2000     1999       1998

Basic earnings per share:
    Continuing operations                                        $  3.08   $   3.09    $  1.75
    Discontinued operations                                            -          -       5.59
    Extraordinary items                                             (.01)         -       (.21)

      Net income                                                 $  3.07   $   3.09    $  7.13


Diluted earnings per share:
    Continuing operations                                        $  3.06   $   3.08    $  1.73
    Discontinued operations                                            -          -       5.52
    Extraordinary items                                             (.01)         -       (.20)

      Net income                                                 $  3.05    $  3.08    $  7.05

Weighted average shares used in the
  calculation of earnings per share:
    Basic                                                         50,415     51,774     51,460
    Dilutive impact of stock options                                 334         93        540

    Diluted                                                       50,749     51,867     52,000




                 See accompanying notes to consolidated financial statements.


                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                         Years ended December 31, 2000, 1999 and 1998

                                        (In thousands)



                                                           2000          1999         1998

Net income                                                 $154,609      $159,771     $366,678

Other comprehensive income (loss), net of tax:
        Marketable securities adjustment:
        Unrealized holding gains (losses) arising during
          the period                                         4,064        (1,641)          201
        Add:  reclassification adjustment for loss included
          in net income                                       1,964             -            -

                                                              6,028        (1,641)         201

    Minimum pension liabilities adjustment                    1,756         1,431       (3,187)

    Currency translation adjustment                         (30,735)      (26,582)         370

      Total other comprehensive loss                        (22,951)      (26,792)      (2,616)

    Comprehensive income                                   $131,658      $132,979     $364,062





                 See accompanying notes to consolidated financial statements.


                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                         Years ended December 31, 2000, 1999 and 1998

                                        (In thousands)



                                                                                 Accumulated other
                                                         Additional Retained   comprehensive income (loss)
                                                   Common paid-in   earnings  Currency   Pension     Marketable Treasury
                                                   stock  capital  (deficit) translation liabilities securities stock     Total

Balance at December 31, 1997                      $8,355 $759,281 $(495,421) $(133,810)  $    -     $ 4,297    $(364,971) $(222,269)

Net income                                             -        -   366,678          -        -           -            -    366,678
Other comprehensive income (loss), net of tax          -        -         -        370   (3,187)        201            -     (2,616)
Common dividends declared - $.09 per share             -        -    (4,636)         -        -           -            -     (4,636)
Cash received upon settlement of shareholder
  derivativelawsuit, net of $3,198 in legal
  fees and expenses                                    -   11,211         -          -        -           -            -     11,211
Tax benefit of stock options exercised                 -    3,796         -          -        -           -            -      3,796
Treasury stock reissued (544 shares)                   -        -         -          -        -           -          170        170

Balance at December 31, 1998                       8,355  774,288  (133,379)  (133,440)  (3,187)      4,498     (364,801)   152,334

Net income                                             -        -   159,771          -        -           -            -    159,771
Other comprehensive income (loss), net of tax          -        -         -    (26,582)   1,431      (1,641)           -    (26,792)
Common dividends declared - $.14 per share             -        -    (7,242)         -        -           -            -     (7,242)
Tax benefit of stock options exercised                 -       16         -          -        -           -            -         16
Treasury stock:
    Acquired (552 shares)                              -        -         -          -        -           -       (7,210)    (7,210)
    Reissued (25 shares)                               -        -         -          -        -           -          210        210

Balance at December 31, 1999                       8,355  774,304    19,150   (160,022)  (1,756)      2,857     (371,801)   271,087

Net income                                             -        -   154,609          -        -           -            -    154,609
Other comprehensive income (loss), net of tax          -        -         -    (30,735)   1,756       6,028            -    (22,951)
Common dividends declared - $.65 per share             -        -   (32,686)         -        -           -            -    (32,686)
Tax benefit of stock options exercised                 -    3,224         -          -        -           -            -      3,224
Treasury stock:
    Acquired (1,682 shares)                            -        -         -          -        -           -      (30,886)   (30,886)
    Reissued (450 shares)                              -        -         -          -        -           -        2,091      2,091

Balance at December 31, 2000                      $8,355 $777,528  $141,073  $(190,757)$      -     $ 8,885    $(400,596)  $344,488




                 See accompanying notes to consolidated financial statements.


                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                         Years ended December 31, 2000, 1999 and 1998

                                        (In thousands)



                                                           2000           1999         1998

Cash flows from operating activities:
    Net income                                              $154,609     $159,771    $ 366,678
    Depreciation, depletion and amortization                  29,733       33,730       34,545
    Noncash interest income on restricted cash                (1,531)           -            -
    Noncash interest expense                                     599        1,682       18,393
    Deferred income taxes                                     40,186      (86,772)       4,988
    Minority interest                                          2,436        3,322           40
    Net (gains) losses from:
      Securities transactions                                 (2,531)           -            -
      Disposition of property and equipment                    1,562          429          768
    Pension cost, net                                        (11,816)      (4,702)      (5,566)
    Other postretirement benefits, net                         1,062       (5,459)      (6,299)
    Distributions from TiO2 manufacturing joint venture        7,550       13,650            -
    Litigation settlement gains, net                         (69,465)           -            -
    Discontinued operations, net                                   -            -     (287,396)
    Extraordinary items                                          732            -       10,580
    Other, net                                                    -             -          317

                                                             153,126      115,651      137,048

    Discontinued operations, net                                   -            -      (30,587)
    Change in assets and liabilities:
      Accounts and notes receivable                            1,417      (22,289)      (2,012)
      Inventories                                            (23,395)      20,663      (49,839)
      Prepaid expenses                                          (244)        (463)         436
      Accounts payable and accrued liabilities                 9,301        7,315       (2,741)
      Income taxes                                             4,843        6,729      (12,976)
      Accounts with affiliates                                  (123)      (3,572)       2,286
      Other noncurrent assets                                   (168)       1,090         (178)
      Other noncurrent liabilities                            (5,002)     (16,816)       3,650

          Net cash provided by operating activities          139,755      108,308       45,087



                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                         Years ended December 31, 2000, 1999 and 1998

                                        (In thousands)



                                                             2000         1999         1998

Cash flows from investing activities:
    Capital expenditures                                    $(31,089)   $ (35,559)   $ (22,392)
    Purchase of Tremont Corporation common stock             (26,040)           -            -
    Change in restricted cash equivalents, net                   630       (5,176)      (2,638)
    Proceeds from disposition of property and equipment          139        2,344          769
    Proceeds from disposition of marketable securities           158            -        6,875
    Other, net                                                   (33)           -         (372)
    Proceeds from sale of specialty chemicals business             -            -      435,080
    Discontinued operations, net                                   -            -          (26)

        Net cash provided (used) by investing activities     (56,235)     (38,391)     417,296

Cash flows from financing activities:
    Indebtedness:
      Borrowings                                              44,923       82,038       30,491
      Principal payments                                     (79,162)    (155,787)    (315,892)
    Dividends paid                                           (32,686)      (7,242)      (4,636)
    Treasury stock:
      Purchased                                              (30,886)      (7,210)           -
      Reissued                                                 2,091          210          170
    Settlement of shareholder derivative lawsuit, net              -            -       11,211
    Distributions to minority interests                           (6)          (6)          (2)
    Discontinued operations, net                                   -            -     (117,500)

        Net cash used by financing activities                (95,726)     (87,997)    (396,158)

        Net change during the year from operating,          $(12,206)   $ (18,080)   $  66,225
          investingand financing activities



                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                         Years ended December 31, 2000, 1999 and 1998

                                        (In thousands)



                                                                2000         1999       1998

Cash and cash equivalents:
    Net change during the year from:
        Operating, investing and financing activities          $(12,206) $ (18,080)  $  66,225
        Currency translation                                     (1,640)    (2,649)        (36)
        Sale of discontinued operation                                -          -      (7,630)

                                                                (13,846)   (20,729)     58,559
        Balance at beginning of year                            134,224    154,953      96,394

        Balance at end of year                                 $120,378   $134,224    $154,953

Supplemental disclosures - cash paid for:
    Interest, net of amounts capitalized                       $ 32,354  $  35,540   $  37,965
    Income taxes                                                 33,398     14,963      54,230



                 See accompanying notes to consolidated financial statements.
                                            F-11

                             NL INDUSTRIES, INC. AND SUBSIDIARIES

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1 - Organization and basis of presentation:

        NL Industries, Inc. conducts its titanium dioxide pigments ("TiO2") operations through its wholly owned subsidiary, Kronos, Inc. At December 31, 2000, Valhi, Inc. and Tremont Corporation, each affiliates of Contran Corporation, held approximately 60% and 20%, respectively, of NL's outstanding common stock. At December 31, 2000, Contran and its subsidiaries held approximately 93% of Valhi's outstanding common stock, and a subsidiary of Valhi and NL held approximately 80% of Tremont's outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons, the Chairman of the Board of NL and the Chairman of the Board and Chief Executive Officer of Contran and Valhi and a director of Tremont, may be deemed to control each of such companies.

Note 2 - Summary of significant accounting policies:

Principles of consolidation and management's estimates

        The accompanying consolidated financial statements include the accounts of NL and its majority-owned subsidiaries (collectively, the "Company"). All material intercompany accounts and balances have been eliminated. Certain prior-year amounts have been reclassified to conform to the current year presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Ultimate actual results may in some instances differ from previously estimated amounts.

Translation of foreign currencies

        Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end rates of exchange and revenues and expenses are translated at weighted average exchange rates prevailing during the year. Resulting translation adjustments are included in other comprehensive income (loss), net of related income taxes. Currency transaction gains and losses are recognized in income currently.

Cash equivalents

        Cash equivalents include U.S. Treasury securities purchased under short-term agreements to resell and bank deposits with original maturities of three months or less.

Restricted cash equivalents

        At December 31, 2000, restricted cash equivalents of approximately $17 million collateralized undrawn letters of credit, and restricted cash equivalents of approximately $70 million was held by special purpose trusts established to pay future environmental remediation obligations and other environmental expenditures of the Company. Restricted cash equivalents are primarily invested in U.S. government securities and money market funds that invest primarily in U.S. government securities. At December 31, 1999, restricted cash equivalents of approximately $18 million collateralized undrawn letters of credit. Restricted cash is classified as either a current or noncurrent asset depending upon the classification of the liability to which the restricted cash relates.

Marketable securities and securities transactions

        Marketable securities are carried at market based on quoted market prices. Unrealized gains and losses on available-for-sale securities are included in other comprehensive income (loss), net of related deferred income taxes. See Note 4. Gains and losses on available-for-sale securities are recognized in income upon realization and are computed based on specific identification of the securities sold.

Inventories

        Inventories are stated at the lower of cost (principally average cost) or market. Amounts are removed from inventories at average cost.

Investment in TiO2 manufacturing joint venture

        Investment in a 50%-owned manufacturing joint venture is accounted for by the equity method.

Intangible assets

        Intangible assets, included in other noncurrent assets, are amortized by the straight-line method over the periods expected to be benefitted, not exceeding ten years. At December 31, 2000 and 1999, accumulated amortization of intangible assets was $20.4 million and $22.1 million, respectively.

Property, equipment, depreciation and depletion

        Property and equipment are stated at cost. Interest costs related to major, long-term capital projects are capitalized as a component of construction costs. Expenditures for maintenance, repairs and minor renewals are expensed; expenditures for major improvements are capitalized.

        Depreciation is computed principally by the straight-line method over the estimated useful lives of ten to forty years for buildings and three to twenty years for machinery and equipment. Depletion of mining properties is computed by the unit-of-production and straight-line methods.

Long-term debt

        Long-term debt is stated net of unamortized original issue discount ("OID"). OID is amortized over the period during which cash interest payments are not required and deferred financing costs are amortized over the term of the applicable issue, both by the interest method.

Employee benefit plans

        Accounting and funding policies for retirement plans and postretirement benefits other than pensions ("OPEB") are described in Note 10.

        The Company accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. Compensation cost recognized by the Company in accordance with APBO No. 25 was $1.7 million in 2000 and nil in each of 1999 and 1998.

Environmental remediation costs

        Environmental remediation costs are accrued when estimated future expenditures are probable and reasonably estimable. The estimated future expenditures generally are not discounted to present value. Recoveries of remediation costs from other parties, if any, are reported as receivables when their receipt is deemed probable. At December 31, 2000 and 1999, no receivables for recoveries have been recognized.

Net sales

        The Company adopted the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," as amended, in 2000. Revenue generally is realized or realizable and earned when all of the requirements of SAB 101 are met, including when title and the risks and rewards of ownership passes to the customer. The impact of adopting SAB 101 was not material. Amounts charged to customers for shipping and handling are included in net sales.

Repair and maintenance costs

        The Company performs planned major maintenance activities during the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities are accrued in advance and are included in cost of goods sold.

Shipping and handling costs

        Shipping and handling costs are included in selling, general and administrative expense and were $50 million in 2000 and $54 million in each of 1999 and 1998.

Income taxes

        Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in subsidiaries and unconsolidated affiliates not included in the Company's U.S. tax group (the "NL Tax Group"). The Company periodically evaluates its deferred tax assets and adjusts any related valuation allowance. The Company's valuation allowance is equal to the amount of deferred tax assets which the Company believes do not meet the "more-likely-than-not" recognition criteria.

        Effective January 1, 2001, the Company and its qualifying subsidiaries will be included in the consolidated United States federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, the Company is a party to a tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that the Company compute its provision for U.S. income taxes on a separate-company basis using the tax elections made by Contran. Pursuant to the Contran Tax Agreement and using the tax elections made by Contran, the Company will make payments to or receive payments from Valhi in amounts it would have paid to or received from the Internal Revenue Service had it not been a member of the Contran Tax Group. Refunds are limited to amounts previously paid under the Contran Tax Agreement.

Interest rate swaps and contracts

        The Company periodically uses interest rate swaps and contracts (such as caps and floors) to manage interest rate risk with respect to financial assets or liabilities. The Company has not entered into these contracts for speculative purposes in the past, nor does it currently anticipate doing so in the future. Any cost associated with the swap or contract designated as a hedge of assets or liabilities is deferred and amortized over the life of the agreement as an adjustment to interest income or expense. If the swap or contract is terminated, the resulting gain or loss is deferred and amortized over the remaining life of the underlying asset or liability. If the hedged instrument is disposed of, the swap or contract agreement is marked to market with any resulting gain or loss included with the gain or loss from the disposition. The Company was not a party to any such contracts at December 31, 2000 or 1999.

Earnings per share

        Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is based on the weighted average number of common shares outstanding and the dilutive impact of outstanding stock options. The weighted average number of outstanding stock options which were excluded from the calculation of diluted earnings per share because their impact would have been antidilutive aggregated 222,000, 1,511,000 and 483,000 in 2000, 1999 and 1998, respectively. There were no adjustments to income from continuing operations or net income in the computation of the diluted earnings per share amounts.

New accounting principles not yet adopted

     The Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, effective January 1, 2001. SFAS No. 133 establishes accounting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, all derivatives will be recognized as either assets or liabilities and measured at fair value. The accounting for changes in fair value of derivatives will depend upon the intended use of the derivative, and such charges will be recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, as amended, the Company will exempt from the scope of SFAS No. 133 all host contracts containing embedded derivatives which were issued, acquired or not substantially modified prior to January 1, 1999. The Company is not a party to any significant derivative or hedging instrument covered by SFAS No. 133 at December 31, 2000. The adoption of SFAS No. 133 will not have a material effect on the Company's consolidated financial position, liquidity or results of operations.

Note 3 - Business and geographic segments:

        The Company's operations are conducted by Kronos in one operating business segment - the production and sale of TiO2. Titanium dioxide pigments are used to impart whiteness, brightness and opacity to a wide variety of products, including paints, plastics, paper, fibers and ceramics. Discontinued operations consists of the Company's former specialty chemicals business which was sold in January 1998. See Note 20. At December 31, 2000 and 1999, the net assets of non-U.S. subsidiaries included in consolidated net assets approximated $352 million and $375 million, respectively.

        The Company evaluates its TiO2 segment performance based on operating income. Operating income is defined as income from continuing operations before minority interest, income taxes, interest expense, certain nonrecurring items and certain general corporate items. Corporate items excluded from operating income include interest and dividend income not attributable to TiO2 operations, litigation settlement gains and securities transaction gains and losses. The accounting policies of the TiO2 segment are the same as those described in Note
2. Interest income included in the calculation of TiO2 operating income is disclosed in Note 13 as "Trade interest income."

        Segment assets are comprised of all assets attributable to the reportable operating segment. The Company's investment in the TiO2 manufacturing joint venture (see Note 6) is included in TiO2 business segment assets. Corporate assets are not attributable to the TiO2 operating segment and consist principally of cash, cash equivalents, restricted cash equivalents and marketable securities. For geographic information, net sales are attributed to the place of manufacture (point of origin) and the location of the customer (point of destination); property and equipment are attributed to their physical location.



                                                                   Years ended December 31,
                                                               2000         1999       1998
                                                                    (In thousands)
Business segment - TiO2

    Net sales                                                $922,319   $ 908,387    $ 894,724
    Other income, excluding corporate                           8,167      12,484        6,110
                                                              930,486     920,871      900,834

    Cost of sales                                             610,449     662,315      618,447
    Selling, general and administrative, excluding corporate  107,554     112,888      111,206

        Operating income                                      212,483     145,668      171,181

    General corporate income (expense):
        Securities earnings:
            Interest and dividends                              8,346       6,597       14,921
            Securities gains, net                               2,531           -            -
        Litigation settlement gains, net and other income      73,704       4,565        4,421
        Corporate expense                                     (29,624)    (21,454)     (22,763)
        Interest expense                                      (31,243)    (36,884)     (58,070)

                                                             $236,197  $   98,492    $ 109,690

    Capital expenditures:
        Kronos                                              $  31,066  $   32,703   $   22,310
        General corporate                                          23       2,856           82

                                                            $  31,089  $   35,559   $   22,392

    Depreciation, depletion and amortization:
        Kronos                                              $  28,989  $   33,047   $   34,341
        General corporate                                         744          683         204

                                                            $  29,733  $   33,730   $   34,545



                                                                   Years ended December 31,
Geographic areas

    Net sales - point of origin:
        Germany                                              $444,050   $ 459,467    $ 451,061
        United States                                         313,426     299,520      289,701
        Canada                                                154,579     162,746      158,967
        Belgium                                               137,829     138,671      159,558
        Norway                                                 98,300      88,277       91,112
        Other                                                  92,691      90,442       96,912
        Eliminations                                         (318,556)   (330,736)    (352,587)

                                                             $922,319   $ 908,387    $ 894,724

    Net sales - point of destination:
        Europe                                               $480,388   $ 478,652    $ 493,942
        United States                                         283,327     268,037      246,209
        Canada                                                 53,060      60,834       66,843
        Latin America                                          27,104      35,308       35,281
        Asia                                                   45,922      41,612       21,042
        Other                                                  32,518      23,944       31,407

                                                             $922,319   $ 908,387    $ 894,724


                                                                     December 31,
                                                               2000         1999       1998
                                                                    (In thousands)
Identifiable assets

    Net property and equipment:
        Germany                                           $   173,385 $   190,292  $   223,605
        Canada                                                 57,929      62,334       60,574
        Belgium                                                46,778      49,146       51,683
        Norway                                                 38,361      39,845       42,336
        Other                                                   7,929        6,841       3,961

                                                          $   324,382 $   348,458  $   382,159

    Total assets:
        Kronos                                            $   893,340 $   972,549  $   997,893
        General corporate                                     227,448      83,624      157,752

                                                           $1,120,788  $1,056,173   $1,155,645



Note 4 - Marketable securities and securities transactions:



                                                            December 31,
                                                          2000       1999
                                                         (In thousands)

Available-for-sale marketable equity securities:
    Unrealized gains                                    $ 14,912    $  6,700
    Unrealized losses                                     (1,244)     (2,304)
    Cost                                                  33,518      10,659

        Aggregate fair value                             $47,186     $15,055


        During 2000 the Company purchased 1,000,000 shares of Tremont's common stock in market transactions for an aggregate of $26 million. Before the close of business on December 31, 2000, the Company held 16% of Tremont's outstanding common stock, including approximately 36,000 shares previously held by the Company, and Valhi held an additional 64% of Tremont's outstanding common stock. Effective with the close of business on December 31, 2000, the Company contributed substantially all of its Tremont shares, and Valhi contributed all of its Tremont shares, to a newly formed company, Tremont Group, Inc., in return for a 20% and 80% respective ownership interest in Tremont Group. After the contributions, Tremont Group held the 80% of Tremont previously owned by the Company and Valhi.

        The Company's stock of Tremont Group is redeemable at the option of the Company for fair value based upon the value of the underlying Tremont shares, and the Company accounts for its investment in Tremont Group as an available-for-sale marketable security. The Company also held approximately 1% of Valhi's outstanding common stock at December 31, 2000 and 1999. The Company accounts for investments in its parent companies as "available-for-sale" marketable securities carried at fair value. See Note 1.

        In 2000 the Company received approximately 390,000 shares of common stock pursuant to the demutualization of an insurance company from which the Company had purchased certain insurance policies. The Company recognized a $5.6 million securities gain based on the insurance company's initial public offering price of $14-1/4 per share. The shares were placed in a Voluntary Employees' Beneficiary Association ("VEBA") trust, the assets of which may only be used to pay for certain retiree benefits. The Company accounted for the $5.6 million contribution of the insurance company's common stock to the trust as a reduction of its accrued postretirement benefits cost liability. The shares were sold by the trust in 2000 for $7.8 million or $20 per share. See Notes 10 and 13.

        In 2000 the Company  recognized a $3.1 million  noncash  securities loss
related   to  an   other-than-   temporary   decline   in   value   of   certain
available-for-sale securities held by the Company. See Note 13.


Note 5 - Inventories:


                                                         December 31,
                                                      2000         1999
                                                      (In thousands)

Raw materials                                       $  66,061    $  54,861
Work in process                                         7,117        8,065
Finished products                                     107,120      100,824
Supplies                                               25,675       27,434

                                                     $205,973     $191,184

Note 6 - Investment in TiO2 manufacturing joint venture:

        Kronos Louisiana, Inc. ("KLA"), a wholly owned subsidiary of Kronos, owns a 50% interest in Louisiana Pigment Company, L.P. ("LPC"). LPC is a manufacturing joint venture that is also 50%-owned by Tioxide Americas Inc. ("Tioxide"), a subsidiary of Huntsman ICI Holdings, a 70%-owned subsidiary of Huntsman Corporation. LPC owns and operates a chloride-process TiO2 plant in Lake Charles, Louisiana.

        KLA is required to purchase one-half of the TiO2 produced by LPC. LPC operates on a break-even basis and, accordingly, the Company reports no equity in earnings of LPC. Kronos' cost for its share of the TiO2 produced is equal to its share of LPC's costs. Kronos' share of LPC's interest expense in 1998 was reported as a component of interest expense. Kronos' share of all other net costs is reported as cost of sales as the related TiO2 acquired from LPC is sold.

        LPC made cash distributions of $15.1 million in 2000 and $27.3 million in 1999, equally split between the partners.

        Summary balance sheets of LPC are shown below.

                                                            December 31,
                                                        2000        1999
                                                        (In thousands)
           ASSETS

Current assets                                        $  56,063    $  55,999
Property and equipment, net                             264,918      279,567

                                                       $320,981     $335,566

   LIABILITIES AND PARTNERS' EQUITY

Other liabilities, primarily current                  $  18,749    $  18,234
Partners' equity                                        302,232      317,332

                                                       $320,981     $335,566


        Summary income statements of LPC are shown below.


                                                                  Years ended December 31,
                                                             2000         1999         1998
                                                                   (In thousands)

Revenues and other income:
    Kronos                                                 $  92,530   $   85,304     $ 90,392
    Tioxide                                                   93,366       86,309       89,879
    Interest                                                     578          569          753

                                                             186,474      172,182      181,024
Cost and expenses:
    Cost of sales                                            186,045      171,829      178,803
    General and administrative                                   429          353          348
    Interest                                                       -            -        1,873

                                                             186,474      172,182      181,024

        Net income                                          $      -     $      -    $       -


Note 7 - Accounts payable and accrued liabilities:

                                                                               December 31,
                                                                         2000          1999
                                                                          (In thousands)

Accounts payable                                                        $  64,553    $  56,597
Accrued liabilities:
    Employee benefits                                                      34,160       35,243
    Interest                                                                5,019        6,761
    Deferred income                                                         4,000        4,000
    Other                                                                  40,145       40,531

                                                                           83,324       86,535

                                                                         $147,877     $143,132


Note 8 - Other noncurrent liabilities:



                                                                December 31,
                                                             2000        1999
                                                             (In thousands)

Insurance claims expense                                   $10,314      $11,688
Employee benefits                                            7,721        7,816
Deferred income                                              4,333        8,333
Other                                                          904        1,493

                                                           $23,272      $29,330

Note 9 - Notes payable and long-term debt:

                                                               December 31,
                                                            2000        1999
                                                             (In thousands)

Notes payable                                            $  69,970    $  57,076

Long-term debt:
    NL Industries - 11.75% Senior Secured Notes           $194,000     $244,000
    Kronos                                                   2,093          478

                                                           196,093      244,478
    Less current maturities                                    730          212

                                                          $195,363     $244,266

        The Company's $194 million of 11.75% Senior Secured Notes due 2003 (the "Notes") are collateralized by a series of intercompany notes from Kronos International, Inc. ("KII"), a wholly owned subsidiary of Kronos, to NL, the interest rate and payment terms of which mirror those of the respective Notes (the "Mirror Notes"). The Notes are also collateralized by a first priority lien on the stock of Kronos.

        In the event of foreclosure, the holders of the Notes would have access to the consolidated assets, earnings and equity of the Company. The Company believes the collateralization of the Notes, as described above, is the functional economic equivalent of a full and unconditional guarantee of the Notes by Kronos. In lieu of providing separate audited financial statements of Kronos, the Company has included condensed consolidating financial information in accordance with Rule 3-10 (e) of the SEC's Regulation S-X. See Note 21.

        The Company redeemed $50 million (par value) of the Notes on December 29, 2000 at 101.5%. The remaining Notes are redeemable, at the Company's option, at a redemption price of 101.5% of the principal amount, declining to 100% in October 2001. In the event of a Change of Control, as defined in the indenture, the Company would be required to make an offer to purchase the Notes at 101% of the principal amount of the Notes. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among others, restrict the ability of the Company and its subsidiaries to incur debt, incur liens, pay dividends, merge or consolidate with, or sell or transfer all or substantially all of their assets to another entity. At December 31, 2000, $20 million was available for payment of dividends pursuant to the  terms of the  indenture.  The  quoted  market  price of the  Notes per $100
principal   amount  was  $101  and  $103.75  at  December  31,  2000  and  1999,
respectively.

        Notes payable consist of short-term borrowings denominated in non-U.S. currencies due within one year from non-U.S. banks. Borrowings total $70 million (euro 51 million and NOK 200 million) at December 31, 2000 and $57million (euro 57 million) at December 31, 1999. Interest rates on notes payable ranged from 5.33% to 7.92% at December 31, 2000 and from 3.03% to 4.30% at December 31, 1999
 .

        Unused lines of credit available for borrowing under the Company's non-U.S. credit facilities approximated $16 million at December 31, 2000.

        During 1998 the Company redeemed (i) $6 million principal amount of its Senior Secured Notes at par value pursuant to a tender offer; and (ii) the entire issue of its 13% Senior Secured Discount Notes ($187.5 million principal amount at maturity) with premiums ranging between 1.25% and 6% in market transactions or pursuant to a tender offer.

        The aggregate maturities of long-term debt at December 31, 2000 are shown in the table below.

Years ending December 31,                               Amount
                                                (In thousands)

        2001                                       $        730
        2002                                                627
        2003                                            194,549
        2004                                                 61
        2005                                                 66
        2006                                                 60


                                                       $196,093

Note 10 - Employee benefit plans:

Company-sponsored pension plans

        The Company maintains various defined benefit and defined contribution pension plans covering substantially all employees. Non-U.S. employees are covered by plans in their respective countries and a majority of U.S. employees are eligible to participate in a contributory savings plan.

        The Company contributes to eligible U.S. employees' accounts an amount equal to approximately 4% (3% in 1999 and 1998) of the employee's annual eligible earnings and partially matches employee contributions to the U.S.
contributory savings plan. The Company also has an unfunded, nonqualified defined contribution plan covering certain executives, and participants' account balances are credited based on a formula involving eligible earnings. The Company's expense related to these plans included in continuing operations was $1.6 million in 2000, $1.1 million in 1999 and $1.3 million in 1998. Expense related to these plans included in discontinued operations was nil in 1998.

        Certain actuarial assumptions used in measuring the defined benefit pension assets, liabilities and expenses are presented below.



                                                                   December 31,
                                                     2000             1999             1998
                                                                  (Percentages)

Discount rate                                     6.0 to 7.8       5.8 to 7.5       5.5 to 8.5
Rate of increase in future compensation levels    3.0 to 4.5       2.5 to 4.5       2.5 to 6.0
Long-term rate of return on plan assets           7.0 to 9.0       6.0 to 9.0       6.0 to 9.0


        During 1998 the Company curtailed certain U.S. employee pension benefits and recognized a gain of $1.5 million, which is included in discontinued operations. Plan assets are comprised primarily of investments in U.S. and non-U.S. corporate equity and debt securities, short-term investments, mutual funds and group annuity contracts.

        SFAS No. 87, "Employers' Accounting for Pension Costs" requires that an additional pension liability be recognized when the unfunded accumulated pension benefit obligation exceeds the unfunded accrued pension liability. Variances from actuarially assumed rates will change the actuarial valuation of accrued pension liabilities, pension expense and funding requirements in future periods.

        The components of the net periodic defined benefit pension cost, excluding curtailment (gain) loss and discontinued operations, are set forth below.



                                                                   Years ended December 31,
                                                             2000          1999       1998
                                                                    (In thousands)

Net periodic pension cost:
    Service cost benefits                                    $   4,063   $   3,942   $   3,835
    Interest cost on projected benefit obligation ("PBO")       15,088      16,170      15,669
    Expected return on plan assets                             (15,403)    (15,567)    (15,172)
    Amortization of prior service cost                             238         267         332
    Amortization of net transition obligation                      530         578         173
    Recognized actuarial losses                                    226       1,144         385

                                                             $   4,742   $   6,534   $   5,222


        The funded status of the Company's defined benefit pension plans is set forth below.

                                                                               December 31,
                                                                             2000       1999
                                                                          (In thousands)

Change in PBO:
    Beginning of year                                                    $260,186     $296,013
    Service cost                                                            4,063        3,942
    Interest                                                               15,088       16,170
    Participant contributions                                               1,027          939
    Actuarial (gain) loss                                                   1,022      (14,303)
    Benefits paid                                                         (16,993)     (16,345)
    Change in currency exchange rates                                     (16,038)     (26,230)

        End of year                                                       248,355      260,186

Change in fair value of plan assets:
    Beginning of year                                                     218,942      221,035
    Actual return on plan assets                                           11,762       21,444
    Employer contributions                                                 16,558       11,236
    Participant contributions                                               1,027          939
    Benefits paid                                                         (16,993)     (16,345)
    Change in currency exchange rates                                     (14,312)     (19,367)

        End of year                                                       216,984      218,942

Funded status at year end:
    Plan assets less than PBO                                             (31,371)     (41,244)
    Unrecognized actuarial loss                                            24,191       21,603
    Unrecognized prior service cost                                         1,693        2,137
    Unrecognized net transition obligation                                    786          514

                                                                        $  (4,701)    $(16,990)

Amounts recognized in the balance sheet:
    Prepaid pension cost                                               $   22,789     $ 23,271
    Accrued pension cost:
        Current                                                            (6,270)      (9,071)
        Noncurrent                                                        (21,220)     (32,946)
    Accumulated other comprehensive income (loss)                            -           1,756

                                                                       $   (4,701)    $(16,990)

        Selected information related to the Company's defined benefit pension plans that have accumulated benefit obligations in excess of fair value of plan assets is presented below. At December 31, 2000, 76% of the projected benefit obligations of such plans relate to non-U.S. plans (1999 - 75%).

                                                           December 31,
                                                         2000       1999
                                                         (In thousands)

Projected benefit obligation                          $190,141     $194,204
Accumulated benefit obligation                         169,077      164,262
Fair value of plan assets                              149,767      146,435

Incentive bonus programs

        Certain employees are eligible to participate in the Company's various incentive bonus programs. The programs provide for annual payments, which may be in the form of cash or NL common stock. The amount of the annual payment paid to an employee, if any, is based on formulas involving the profitability of Kronos in relation to the annual operating plan and, for most of these employees, individual performance.

Postretirement benefits other than pensions

        In addition to providing pension benefits, the Company currently provides certain health care and life insurance benefits for eligible retired employees. Certain of the Company's Canadian employees may become eligible for such postretirement health care and life insurance benefits if they reach retirement age while working for the Company. In 1989 the Company began phasing out such benefits for currently active U.S. employees over a ten-year period and U.S. employees retiring after 1998 are not entitled to any such benefits. The majority of all retirees are required to contribute a portion of the cost of their benefits and certain current and future retirees are eligible for reduced health care benefits at age 65. With the exception of the $5.6 million contributed to the VEBA trust discussed in Note 4, the Company's policy is to fund medical claims as they are incurred, net of any contributions by the retirees.

        For measuring the OPEB liability at December 31, 2000, the expected rate of increase in health care costs is 8.5% in 2001 decreasing to 5.5% in 2007. Other weighted-average assumptions used to measure the liability and expense are presented below.


                                                                               December 31,
                                                                    2000        1999        1998
                                                                          (Percentages)

Discount rate                                                          7.3         7.5         6.5
Long-term rate for compensation increases                              6.0         6.0         6.0
Long-term rate of return on plan assets                                7.7         9.0         9.0


        Variances from actuarially assumed rates will change accrued OPEB liabilities, net periodic OPEB expense and funding requirements in future periods. If the health care cost trend rate was increased (decreased) by one percentage point for each year, postretirement benefit expense would have increased approximately $.1 million (decreased by $.1 million) in 2000, and the projected benefit obligation at December 31, 2000 would have increased by approximately $1.7 million (decreased by $1.5 million). During 1998, as a result of the sale of Rheox, the Company settled certain U.S. employee OPEB benefits and recognized a $3.2 million gain, all of which is included in discontinued operations.

        The components of the Company's net periodic postretirement benefit cost, excluding curtailment and settlement gains and discontinued operations, are set forth below. The net periodic postretirement benefit costs included in discontinued operations excluding the settlement gain was nil in 1998.



                                                                  Years ended December 31,
                                                               2000         1999       1998
                                                                     (In thousands)

Net periodic OPEB cost (benefit):
    Service cost benefits                                     $      84  $      40  $       43
    Interest cost on PBO                                          2,646      2,069       2,393
    Expected return on plan assets                                 (521)      (526)       (583)
    Amortization of prior service cost                           (2,075)    (2,075)     (2,075)
    Recognized actuarial losses (gains)                              24       (573)       (811)

                                                               $    158    $(1,065)   $ (1,033)

                                                                              December 31,
                                                                          2000        1999
                                                                          (In thousands)

Change in PBO:
    Beginning of year                                                    $ 37,354     $ 33,812
    Service cost                                                               84           40
    Interest cost                                                           2,646        2,069
    Actuarial losses                                                        1,672        5,714
    Benefits paid from:
        Company funds                                                      (1,790)      (3,316)
        Plan assets                                                        (2,859)      (1,078)
    Change in currency exchange rates                                         (67)         113

        End of year                                                        37,040       37,354

Change in fair value of plan assets:
    Beginning of year                                                       5,968        6,365
    Actual return on plan assets                                            2,705          206
    Employer contributions                                                  6,028          475
    Benefits paid                                                          (2,859)      (1,078)

        End of year                                                        11,842        5,968

Funded status at year end:
    Plan assets less than PBO                                             (25,198)     (31,386)
    Unrecognized actuarial gain                                            (1,135)        (575)
    Unrecognized prior service cost                                        (7,858)      (9,933)

                                                                         $(34,191)    $(41,894)

Amounts recognized in the balance sheet:
    Current                                                             $  (4,787)   $  (4,789)
    Noncurrent                                                            (29,404)     (37,105)


                                                                         $(34,191)    $(41,894)

Note 11 - Shareholders' equity:
Common stock

                                                                Shares of common stock
                                                                       Treasury
                                                          Issued         stock      Outstanding
                                                                  (In thousands)

Balance at December 31, 1997                               66,839       15,572          51,267
    Treasury shares reissued                              -               (544)            544

Balance at December 31, 1998                               66,839       15,028          51,811
    Treasury shares acquired                                    -          552            (552)
    Treasury shares reissued                              -                (25)             25

Balance at December 31, 1999                               66,839       15,555          51,284
    Treasury shares acquired                                    -        1,682          (1,682)
    Treasury shares reissued                               -              (450)            450

Balance at December 31, 2000                               66,839      16,787           50,052


        Pursuant to its share repurchase program, the Company purchased 1,682,000 shares of its common stock at an aggregate cost of $30.9 million in 2000 and 552,000 shares of its common stock in the open market at an aggregate cost of $7.2 million in 1999. Approximately 766,000 additional shares are available for purchase under the Company's share repurchase program. The available shares may be purchased over an unspecified period of time, and are to be held as treasury shares available for general corporate purposes.

        The Company reinstated a regular quarterly dividend in June 1998 and subsequently paid three quarterly $.03 per share cash dividends in 1998. In February 1999 the Company increased the regular quarterly dividend to $.035 per share and subsequently paid four quarterly $.035 per share cash dividends in 1999. In February 2000 the Company increased the regular quarterly dividend to $.15 per share and subsequently paid three quarterly $.15 per share cash dividends in the first nine months of 2000. In October 2000 the Company increased the regular quarterly dividend to $.20 per share and subsequently paid a quarterly $.20 per share cash dividend in the fourth quarter of 2000. On February 7, 2001, the Company's Board of Directors declared a regular quarterly dividend of $.20 per share to shareholders of record as of March 14, 2001 to be paid on March 28, 2001.

Common stock options

        The NL Industries, Inc. 1998 Long-Term Incentive Plan (the "NL Option Plan") provides for the discretionary grant of restricted common stock, stock options, stock appreciation rights ("SARs") and other incentive compensation to officers and other key employees of the Company. Although certain stock options granted pursuant to a similar plan which preceded the NL Option Plan ("the Predecessor Option Plan") remain outstanding at December 31, 2000, no additional options may be granted under the Predecessor Option Plan.

        Up to five million shares of NL common stock may be issued pursuant to the NL Option Plan and, at December 31, 2000, 4,147,000 shares were available for future grants. The NL Option Plan provides for the grant of options that qualify as incentive options and for options which are not so qualified. Generally, stock options and SARs (collectively, "options") are granted at a price equal to or greater than 100% of the market price at the date of grant, vest over a five year period and expire ten years from the date of grant. Restricted stock, forfeitable unless certain periods of employment are completed, is held in escrow in the name of the grantee until the restriction period expires. No SARs have been granted under the NL Option Plan.

        In addition to the NL Option Plan, the Company had a stock option plan for its nonemployee directors that expired in 1998. At December 31, 2000, there were options to acquire 2,000 shares of common stock outstanding under this plan, all of which were fully vested. Future grants to directors are expected to be granted from the NL Option Plan.

        Changes in outstanding options granted pursuant to the NL Option Plan, the Predecessor Option Plan and the nonemployee director plan are summarized in the table below.



                                                                                       Amount
                                                                  Exercise price       payable
                                                                    per share          upon
                                                       Shares     Low      High       exercise
                                                      (In thousands, except per share amounts)

Outstanding at December 31, 1997                       2,845    $ 4.81     $24.19      $34,761

    Granted                                              474     17.97      21.97        9,334
    Exercised                                           (960)     4.81      17.25       (8,740)
    Forfeited                                           (240)     5.00      19.97       (4,336)

Outstanding at December 31, 1998                       2,119      5.00      24.19       31,019

    Granted                                              410     11.28      15.19        5,377
    Exercised                                            (25)     5.00      11.81         (209)
    Forfeited                                            (67)     8.69      22.63       (1,244)

Outstanding at December 31, 1999                       2,437      5.00      24.19       34,943

    Granted                                              432     14.25      14.44        6,165
    Exercised                                           (918)     5.00      17.97       (9,508)
    Forfeited                                           (349)     8.69      24.19       (7,237)

Outstanding at December 31, 2000                       1,602    $ 5.00     $21.97     $ 24,363


        At December 31, 2000, 1999 and 1998 options to purchase 363,480, 1,255,901 and 957,861 shares, respectively, were exercisable and options to purchase 340,800 shares become exercisable in 2001. All of the exercisable options at December 31, 2000 had exercise prices less than the Company's December 31, 2000 quoted market price of $24.25 per share. Outstanding options at December 31, 2000 expire at various dates through 2010, with a weighted-average remaining life of eight years.

        The pro forma information required by SFAS No. 123, "Accounting for Stock-Based Compensation," is based on an estimation of the fair value of options issued subsequent to January 1, 1995. The weighted- average fair values of options granted during 2000, 1999 and 1998 were $4.83, $6.94 and $9.78 per share, respectively. The fair values of employee stock options were calculated using the Black-Scholes stock option valuation model with the following weighted average assumptions for grants in 2000, 1999 and 1998: stock price volatility of 48%, 50% and 51% in 2000, 1999 and 1998, respectively; risk-free rate of return of

5% in 2000, 6% in 1999 and 4% in 1998;  dividend yield of 4.9% in 2000,  1.2% in
1999 and .9% in 1998; and an expected term of 9 years in 2000 and 1999 and 8 years in 1998. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

        The Company's pro forma net income and basic net income per common share were as follows. The pro forma impact on earnings per common share for 2000, 1999 and 1998 is not necessarily indicative of future effects on earnings per share.



                                                                  Years ended December 31,
                                                             2000        1999          1998
                                                      (In thousands except per share amounts)

Net income - as reported                                   $154,609      $159,771     $366,678
Net income - pro forma                                     $152,201      $156,868     $363,843
Net income per basic common share - as reported         $      3.07   $      3.09  $      7.13
Net income per basic common share - pro forma           $      3.02   $      3.03  $      7.07


Preferred stock

        The Company is authorized to issue a total of five million shares of preferred stock. The rights of preferred stock as to dividends, redemption, liquidation and conversion are determined upon issuance.

Note 12 - Income taxes:

        The components of (i) income from continuing operations before income taxes and minority interest ("pretax income"), (ii) the difference between the provision for income taxes attributable to pretax income and the amounts that would be expected using the U.S. federal statutory income tax rate of 35%, (iii) the provision for income taxes and (iv) the comprehensive tax provision are presented below.


                                                                 Years ended December 31,
                                                             2000          1999       1998
                                                                   (In thousands)

Pretax income:
    U.S.                                                   $  73,646      $23,642    $  57,638
    Non-U.S.                                                 162,551       74,850       52,052

                                                            $236,197      $98,492     $109,690



                                                                 Years ended December 31,
Expected tax expense                                         $82,669     $ 34,472     $ 38,391
Non-U.S. tax rates                                            (6,445)       6,119        2,507
Resolution of German income tax audits                        (5,500)     (36,490)           -
Change in valuation allowance:
    Corporate restructuring in Germany and other                   -      (77,580)           -
    Change in German income tax law                                -       24,070            -
    Recognition of certain deductible tax attributes which
      previously did not meet the "more-likely-than-not"      (2,600)     (15,807)     (19,143)
      recognition criteria
Incremental tax on income of companies not included in
  the NL Tax Group                                              1,943        2,747        4,277
German rate change adjustment of deferred taxes                5,695            -            -
Refund of prior-year German dividend withholding taxes             -            -       (8,219)
U.S. state income taxes                                        1,348         (680)         307
Other, net                                                     1,310       (1,452)       1,668

    Income tax expense (benefit)                             $78,420     $(64,601)    $ 19,788

Provision for income taxes:
    Current income tax expense (benefit):
        U.S. federal                                        $ (8,255)  $      193   $      850
        U.S. state                                               622       (2,489)         307
        Non-U.S.                                              45,867       24,467       13,643

                                                              38,234       22,171       14,800
    Deferred income tax expense (benefit):
        U.S. federal                                          32,128      (47,426)       2,112
        U.S. state                                               726        1,809            -
        Non-U.S.                                               7,332      (41,155)       2,876

                                                              40,186      (86,772)       4,988

                                                             $78,420     $(64,601)    $ 19,788

Comprehensive provision (benefit)
   for income taxes allocable to:
      Pretax income                                          $78,420     $(64,601)    $ 19,788
      Discontinued operations                                      -            -       87,000
      Extraordinary item                                        (394)           -       (5,698)
      Additional paid-in capital                              (3,224)         (16)      (3,796)
      Other comprehensive income - marketable securities       3,244         (883)         108

                                                             $78,046     $(65,500)    $ 97,402



        The components of the net deferred tax liability are summarized below:


                                                                             December 31,
                                                                2000                          1999
                                                            Deferred tax                  Deferred tax
                                                       Assets        Liabilities     Assets          Liabilities
                                                                            (In thousands)
Tax effect of temporary differences relating to:
    Inventories                                         $    4,027      $    (2,966)    $    4,025      $    (2,086)
    Property and equipment                                  61,738          (53,753)        96,548          (53,313)
    Accrued postretirement benefits cost                    13,145                -         14,575                -
    Accrued (prepaid) pension cost                           4,348          (22,928)         6,288          (24,830)
    Accrued environmental costs                             37,761                -         37,439                -
    Noncompete agreement                                     2,917                -          4,317                -
    Other accrued liabilities and deductible
      differences                                           18,327                -         16,878                -
    Other taxable differences                                    -         (122,561)             -          (87,041)
Tax on unremitted earnings of non-U.S.                                                           -
  subsidiaries                                                   -           (4,396)                        (20,727)
Tax loss and tax credit carryforwards                      119,064                -        144,985                -
Valuation allowance                                       (190,312)         -             (233,595)          -

    Gross deferred tax assets (liabilities)                 71,015         (206,604)        91,460         (187,997)

Reclassification, principally netting by                                     59,109                          79,445
  tax jurisdiction                                         (59,109)                        (79,445)

    Net total deferred tax assets (liabilities)             11,906         (147,495)        12,015         (108,552)
    Net current deferred tax assets (liabilities)           11,673           (1,822)        11,974             (326)

    Net noncurrent deferred tax assets                 $       233        $(145,673)  $         41        $(108,226)
      (liabilities)


        Changes in the Company's deferred income tax valuation allowance are summarized below. The deductible temporary differences in 1998 include items that have been reported as discontinued operations.


                                                                  Years ended December 31,
                                                             2000         1999        1998
                                                                    (In thousands)

Balance at the beginning of year                             $233,595    $134,477     $188,585

    Recognition of certain deductible tax attributes which
      previously did not meet the "more-likely-than-not"
      recognition criteria                                   (2,600)      (70,946)     (64,274)
    Increase in certain deductible temporary differences which the Company believes do not meet the"more-likely-than-
      not" recognition criteria                                    -        1,629        6,964
    Offset to the change in gross deferred income tax assets
      due principally to redeterminations of certain tax attributes
      and implementation of certain tax planning strategies   (24,955)    183,150       (3,734)
    Foreign currency translation                              (15,728)    (14,715)       6,936

Balance at the end of year                                   $190,312    $233,595     $134,477


        A reduction in the German "base" income tax rate from 30% to 25%, enacted in October 2000, became effective January 1, 2001. The reduction in the German income tax rate resulted in $5.7 million of additional deferred income tax expense in the fourth quarter of 2000 due to a reduction of the Company's deferred income tax asset related to certain German tax attributes. The Company does not expect its future current income tax expense to be affected by the rate change in Germany.

         Certain of the Company's tax returns in various U.S. and non-U.S. jurisdictions are being examined and tax authorities have proposed or may propose tax deficiencies, including interest.

        The Company has received tax assessments from the Norwegian tax authorities proposing tax deficiencies including related interest of approximately NOK 38 million ($4.3 million at December 31, 2000) relating to 1994 and 1996. The Company is currently litigating the primary issue related to the 1994 assessment and in February 2001 the Norwegian Appeals Court ruled in favor of the Norwegian tax authorities. The Company has appealed the case to the Norwegian Supreme Court and believes that the outcome of the 1996 case is dependent on the eventual outcome of the 1994 case. The Company has granted a lien for the 1994 and 1996 tax assessments on its Fredrikstad, Norway TiO2 plant in favor of the Norwegian tax authorities.

        The Company has received preliminary tax assessments for the years 1991 to 1997 from the Belgian tax authorities proposing tax deficiencies, including related interest, of approximately euro 12.7 million ($11.8 million at December 31, 2000). The Company has filed protests to the assessments for the years 1991 to 1996 and expects to file a protest for 1997. The Company is in discussions with the Belgian tax authorities and believes that a significant portion of the assessments are without merit.

        No  assurance  can be  given  that the  Company's  tax  matters  will be favorably resolved due to the inherent uncertainties involved in tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

        The Company recognized a $90 million noncash income tax benefit in 1999 related to (i) a favorable resolution of the Company's previously reported tax contingency in Germany ($36 million) and (ii) a net reduction in the Company's deferred income tax valuation allowance due to a change in estimate of the Company's ability to utilize certain income tax attributes under the "more-likely-than-not" recognition criteria ($54 million).

        The $54 million net reduction in the Company's deferred income tax valuation allowance is comprised of (i) a $78 million decrease in the valuation allowance to recognize the benefit of certain deductible income tax attributes which the Company now believes meets the recognition criteria as a result of, among other things, a corporate restructuring of the Company's German subsidiaries offset by (ii) a $24 million increase in the valuation allowance to reduce the previously recognized benefit of certain other deductible income tax attributes which the Company now believes do not meet the recognition criteria due to a change in German tax law.

        At December 31, 2000, the Company had, for U.S. federal income tax purposes, a net operating loss carryforward of approximately $3 million which expires in 2019. The Company also has approximately $315 million of income tax loss carryforwards in Germany with no expiration date. In 1998 the Company utilized $13 million of alternative minimum tax credit carryforwards (the benefit of which was recognized in discontinued operations) to reduce U.S. federal income tax expense. Unutilized foreign tax credit carryovers of $2 million and $6 million expired in 1999 and 1998, respectively.

Note 13 - Other income, net:


                                                                    Years ended December 31,
                                                               2000        1999        1998
                                                                     (In thousands)

Securities earnings:
    Interest and dividends                                    $  8,346    $  6,597     $14,921
    Securities gains, net                                        2,531      -           -
                                                                10,877       6,597      14,921
Currency transaction gains, net                                  6,499      10,161       4,157
Noncompete agreement income                                      4,000       4,000       3,667
Trade interest income                                            2,333       2,365       2,115
Disposition of property and equipment                           (1,562)       (429)       (768)
Other, net                                                       1,136         952       1,361

                                                               $23,283     $23,646     $25,453

        The Company received a $20 million fee as part of the sale of Rheox in January 1998 in payment for entering into a five-year covenant not to compete in the rheological products business. The Company is amortizing the fee to income using the straight-line method over the five-year noncompete period beginning January 30, 1998.

Note 14 - Litigation settlement gains, net:

        In June 2000 the Company recognized a $43 million net gain from a settlement with one of its two principal former insurance carriers, and in December 2000 the Company recognized a $26.5 million net gain from a settlement with certain members of the other principal former insurance carrier. The settlement gains are stated net of $3.1 million in commissions, and the gross settlement proceeds of $72.6 million were transferred by the carriers to special purpose trusts established to pay future remediation and other environmental expenditures of the Company. A settlement with remaining members of the second carrier group was reached in January 2001, and the Company expects to recognize a $10 million gain in the first quarter of 2001. The settlements resolved court proceedings that the Company initiated to seek reimbursement for legal defense expenditures and indemnity coverage for certain of its environmental remediation expenditures.

Note 15 - Other items:

        Advertising expense included in continuing operations is expensed as incurred and was $1 million in each of 2000, 1999 and 1998.

        Research, development and certain sales technical support costs included in continuing operations is expensed as incurred and approximated $6 million in 2000 and $7 million in each of 1999 and 1998.

        Interest capitalized related to continuing operations in connection with long-term capital projects was nil in each of 2000 and 1999 and $1 million in 1998.

Note 16 - Related party transactions:

        The  Company  may be deemed  to be  controlled  by  Harold  C.  Simmons.
Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in this Annual Report on Form 10-K, the Company from time to time considers, reviews and evaluates and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, and restrictions under the indentures and other agreements, it is possible that the Company might be a party to one or more such transactions in the future.

        It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

        The Company is a party to an intercorporate services agreement with Contran (the "Contran ISA") whereby Contran provides certain management services to the Company on a fee basis. Intercorporate services fee expense related to the Contran ISA was and $1.0 million in each of 2000, 1999 and 1998.

        The Company is a party to an intercorporate services agreement with Valhi (the "Valhi ISA") whereby Valhi and the Company provide certain management, financial and administrative services to each other on a fee basis. Net intercorporate services fee expense related to the Valhi ISA was $.2 million in 2000, $.1 million in 1999 and nil in 1998.

        The Company is party to an intercorporate services agreement with Tremont (the "Tremont ISA"). Under the terms of the contract, the Company provides certain management and financial services to Tremont on a fee basis. Intercorporate services fee income related to the Tremont ISA was $.1 million in each of 2000, 1999 and 1998.

        The Company is party to an intercorporate services agreement (the "Timet ISA") with Titanium Metals Corporation ("Timet"), approximately 47% of the outstanding common stock of which is currently held by Tremont and another entity related to Harold C. Simmons. Under the terms of the contract, the Company provides certain management and financial services to Timet on a fee basis. Intercorporate services fee income related to the Timet ISA was $.3 million in each of 2000, 1999 and 1998.

        The Company is party to an intercorporate services agreement (the "CompX ISA") with CompX International, Inc. ("CompX"), a subsidiary of Valhi. Under the terms of the contract, the Company provides certain management and administrative services to CompX on a fee basis. Intercorporate services fee income related to the CompX ISA was $.2 million in 2000 and $.1 million in each of 1999 and 1998.

        Purchases of TiO2 from LPC were $92.5 in 2000, $85.3 million in 1999 and $89.0 million in 1998.

        The Company and Tall Pines Insurance Company ("Tall Pines") (formerly NL Insurance, Ltd. of Vermont), a wholly owned subsidiary of Tremont, are parties to an Insurance Sharing Agreement with respect to certain loss payments and reserves established by Tall Pines that (i) arise out of claims against other entities for which the Company is contractually responsible and (ii) are subject to payment by Tall Pines under certain reinsurance contracts. Also, Tall Pines will credit the Company with respect to certain underwriting profits or credit recoveries that Tall Pines receives from independent reinsurers that relate to retained liabilities. At December 31, 2000, the Company has $9.7 million of restricted cash that collateralizes certain of Tall Pines' outstanding letters of credit.

        Tall Pines, Valmont and EWI RE, Inc. ("EWI") provide for or broker certain of the Company's, its joint venture's and its affiliates' insurance policies. Valmont is a wholly owned insurance company of Valhi. Parties related to Contran own all of the outstanding common stock of EWI. Through December 31, 2000, a son-in-law of Harold C. Simmons managed the operations of EWI. Subsequent to December 31, 2000, such son-in-law provides advisory services to EWI as requested by EWI. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. The Company and its joint venture paid approximately $5.7 million, $3.7 million and $3.0 million in 2000, 1999 and 1998, respectively, for policies provided or brokered by Tall Pines, Valmont and EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In the Company's opinion, the amounts that the Company paid for these insurance policies and the allocation among the Company and its affiliates of relative insurance premiums are reasonable and similar to those they could have obtained through unrelated insurance companies and/or brokers. The Company expects that these relationships with Tall Pines, Valmont and EWI will continue in 2001.

        In February 2001 NL Environmental Management Services, Inc., a majority-owned subsidiary of the Company, loaned $13.4 million to Tremont. The loan bears interest at prime plus 2%, is due March 31, 2003 and is collateralized by 10.2 million shares of NL common stock owned by Tremont.

        During 2000 the Company purchased 414,000 shares of its common stock from officers and directors of the Company for an aggregate of $9.4 million. Such purchases were at market prices on the respective dates of purchase.


        Amounts receivable from and payable to affiliates are summarized in the following table.


                                                               December 31,
                                                              2000       1999
                                                             (In thousands)

Receivable from affiliates:
    Timet                                                    $     1     $   310
    CompX                                                         82         176
    Other                                                        131         261

                                                             $   214     $   747

Payable to affiliates:
    Tremont Corporation                                      $ 1,923     $ 2,859
    LPC                                                        8,711       8,381

                                                             $10,634     $11,240

        Amounts  payable to LPC are generally for the purchase of TiO2 (see Note
6), and amounts payable to Tremont principally relate to the Company's Insurance Sharing Agreement described above.

Note 17 - Commitments and contingencies:

Leases

        The Company leases, pursuant to operating leases, various manufacturing and office space and transportation equipment. Most of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

        Kronos' principal German operating subsidiary leases the land under its Leverkusen TiO2 production facility pursuant to a lease expiring in 2050. The
Leverkusen facility, with approximately one-third of Kronos' current TiO2 production capacity, is located within the lessor's extensive manufacturing complex, and Kronos is the only unrelated party so situated. Under a separate supplies and services agreement expiring in 2011, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Both the lease and the supplies and services agreements restrict the Company's ability to transfer ownership or use of the Leverkusen facility.

        Net rent expense included in continuing operations aggregated $9 million in each of 2000 and 1999 and $7 million in 1998. At December 31, 2000, minimum rental commitments under the terms of noncancellable operating leases, excluding discontinued operations, were as follows:



Years ending December 31,                                               Real Estate Equipment
                                                                          (In thousands)

  2001                                                                    $  1,985      $1,496
  2002                                                                       1,780         808
  2003                                                                       1,630         464
  2004                                                                       1,243         295
  2005                                                                       1,094          77
  2006 and thereafter                                                       18,886          20

                                                                           $26,618      $3,160

Capital expenditures

        At December 31, 2000, the estimated cost to complete capital projects in process approximated $16 million, including $4 million to complete an expansion project increasing finishing capacity at the Company's Belgian facility.

Purchase commitments

        The Company has long-term supply contracts that provide for the Company's chloride feedstock requirements through 2003. The agreements require the Company purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $155 million.

Legal proceedings

        Lead pigment litigation. Since 1987 the Company, other former manufacturers of lead pigments for use in paint and lead-based paint, and the Lead Industries Association have been named as defendants in various legal proceedings seeking damages for personal injury and property damage allegedly caused by the use of lead-based paints. Certain of these actions have been filed by or on behalf of states, large United States cities or their public housing authorities and certain others have been asserted as class actions. These legal proceedings seek recovery under a variety of theories, including negligent product design, failure to warn, strict liability, breach of warranty, conspiracy/concert of action, enterprise liability, market share liability, intentional tort, and fraud and misrepresentation.

        The plaintiffs in these actions generally seek to impose on the defendants responsibility for lead paint abatement and asserted health concerns associated with the use of lead-based paints, including damages for personal injury, contribution and/or indemnification for medical expenses, medical monitoring expenses and costs for educational programs. Most of these legal proceedings are in various pre-trial stages; some are on appeal.

        The Company believes that these actions are without merit, intends to continue to deny all allegations of wrongdoing and liability and to defend all actions vigorously. The Company has not accrued any amounts for the pending lead pigment litigation. Considering the Company's previous involvement in the lead and lead pigment businesses, there can be no assurance that additional litigation similar to that currently pending will not be filed.

        Environmental matters and litigation. Some of the Company's current and former facilities, including several divested secondary lead smelters and former mining locations, are the subject of civil litigation, administrative proceedings or investigations arising under federal and state environmental laws. Additionally, in connection with past disposal practices, the Company has been named a potential responsible party ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA") in approximately 75 governmental and private actions associated with hazardous waste sites and former mining locations, certain of which are on the U.S. Environmental Protection Agency's Superfund National Priorities List. These actions seek cleanup costs, damages for personal injury or property damage and/or damages for injury to natural resources. While the Company may be jointly and severally liable for such costs, in most cases it is only one of a number of PRPs who are also jointly and severally liable. In addition, the Company is a party to a number of lawsuits filed in various jurisdictions alleging CERCLA or other environmental claims.

        At December 31, 2000, the Company had accrued $110 million for those environmental matters which are reasonably estimable. It is not possible to estimate the range of costs for certain sites. The upper end of the range of reasonably possible costs to the Company for sites which it is possible to estimate costs is approximately $170 million. The Company's estimates of such liabilities have not been discounted to present value, and the Company has not recognized any potential insurance recoveries other than the settlements in 2000 discussed in Note 14.

        The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs or allocation of such costs among PRPs, or a determination that the Company is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by the Company to be required for such matters. No assurance can be given that actual costs will not exceed accrued amounts or the upper end of the range for sites for which estimates have been made and no assurance can be given that costs will not be incurred with respect to sites as to which no estimate presently can be made. Further, there can be no assurance that additional environmental matters will not arise in the future.

        Certain of the Company's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The policy of the Company is to maintain compliance with applicable environmental laws and regulations at all of its facilities and to strive to improve its environmental performance. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances as well as the Company's consolidated financial position, results of operations or liquidity.

        Other litigation. The Company is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its present and former businesses.

        The Company currently believes the disposition of all claims and disputes individually or in the aggregate, should not have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

Concentrations of credit risk

        Sales of TiO2 accounted for more than 90% of net sales from continuing operations during each of the past three years. The remaining sales result from the mining and sale of ilmenite ore (a raw material used in the sulfate pigment production process), and the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the TiO2 production processes). TiO2 is generally sold to the paint, plastics and paper industries. Such markets are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 4,000 customers, with the top ten customers approximating 25% of net sales in each of the last three years. Approximately one-half of the Company's TiO2 sales by volume were to Europe in each of the past three years and approximately 37% in each of 1998, 1999 and 2000 of sales were attributable to North America.

        Consolidated cash, cash equivalents, current and noncurrent restricted cash equivalents includes $159 million and $78 million invested in U.S. Treasury securities purchased under short-term agreements to resell at December 31, 2000 and 1999, respectively, of which $67 million and $58 million, respectively, of such securities are held in trust for the Company by a single U.S. bank.

Note 18 - Financial instruments:

        Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                           December 31,       December 31,
                                                              2000                1999
                                                      Carrying     Fair   Carrying      Fair
                                                       Amount     Value    Amount      Value
                                                                   (In millions)

Cash, cash equivalents, current and noncurrent
  restricted cash equivalents                            $207.6 $   207.6     $151.8    $151.8
Marketable securities - classified as available-for-sale   47.2      47.2       15.1      15.1

Notes payable and long-term debt:
    Fixed rate with market quotes - Senior Secured Notes $194.0 $   195.9     $244.0    $253.2
    Variable rate debt                                     72.1      72.1       57.6      57.6

Common shareholders' equity                              $344.5  $1,213.8     $271.1    $774.1


        Fair value of the Company's marketable securities and Notes are based upon quoted market prices and the fair value of the Company's common shareholder's equity is based upon quoted market prices for NL's common stock at the end of the year. The Company held no derivative financial instruments at December 31, 2000 or 1999.


Note 19 - Quarterly financial data (unaudited):


                                                                          Quarter ended
                                                      March 31       June 30         Sept. 30         Dec. 31
                                                               (In thousands, except per share amounts)

Year ended December 31, 2000:

    Net sales                                              $231,009        $251,126       $242,309         $197,875
    Cost of sales                                           159,265         164,033        159,021          128,130
    Operating income                                         46,235          62,743         57,511           45,994
    Income from continuing operations                        23,708          63,438         30,169         38,026(a)
    Net income                                               23,708          63,438         30,169         37,294(a)

    Earnings per share:
        Basic:
            Income from continuing operations           $       .47     $      1.26   $        .60   $        .76(a)
            Net income                                  $       .47     $      1.26   $        .60   $        .75(a)
        Diluted:
            Income from continuing operations           $       .46     $      1.25   $        .60   $        .75(a)
            Net income                                  $       .46     $      1.25   $        .60   $        .74(a)

    Weighted average common shares and potential common shares outstanding:
        Basic                                                50,920          50,499         50,203           50,045
        Diluted                                              51,154          50,850         50,606           50,385

Year ended December 31, 1999:

    Net sales                                              $201,569        $232,658       $242,621         $231,629
    Cost of sales                                           147,040         167,779        181,745          165,751
    Operating income                                         30,961          44,136         34,759           35,812
    Net income                                               13,940         111,823         17,146           16,862

    Earnings per share - net income:
        Basic                                           $       .27     $      2.16   $        .33     $        .33
        Diluted                                         $       .27     $      2.16   $        .33     $        .33

    Weighted average common shares and potential common shares outstanding:
        Basic                                                51,819          51,826         51,835           51,614
        Diluted                                              51,870          51,883         51,943           51,758


(a) Income from continuing operations in the fourth quarter of 2000 includes a $26.5 million pretax net litigation settlement gain (see Note 14) and a $3.1 million noncash securities loss (see Note 4). Net income in the fourth quarter of 2000 also includes a $.7 million extraordinary item for early extinguishment of debt, net of tax.

Note 20 - Discontinued operations:

        The Company sold the net assets of its Rheox specialty chemical business to Elementis plc for $465 million cash (before fees and expenses) in January 1998, including $20 million attributable to a five-year agreement by the Company not to compete in the rheological products business. The Company recognized an after-tax gain of approximately $286 million on the sale of this business segment. As a result of the sale, the Company has presented the results of this business segment as discontinued operations.

        Condensed income statement related to discontinued operations for the month ended January 31, 1998 is as follows. Interest expense has been allocated to discontinued operations based on the amount of debt specifically attributed to Rheox's operations.



                                                                                 Month ended
                                                                                 January 31,
                                                                                    1998
                                                                               (In thousands)

Net sales                                                                            $  12,630
Other expense, net                                                                         (50)

                                                                                        12,580

Cost of sales                                                                            6,969
Selling, general and administrative                                                      2,737
Interest expense                                                                           771

                                                                                        10,477

    Income before income taxes                                                           2,103

Income tax expense                                                                         778

                                                                                         1,325

Gain from sale of Rheox, net of tax expense of $86,222                                 286,071

                                                                                      $287,396

        Condensed cash flow data for Rheox (excluding dividends paid to, contributions received from and intercompany loans with NL) is presented below.



                                                                                Month ended
                                                                                January 31,
                                                                                    1998
                                                                               (In thousands)

Cash flows from:
    Operating activities                                                         $  (30,587)
    Investing activities - capital expenditures                                         (26)
    Financing activities - indebtedness, net                                       (117,500)

        Net change from operating, investing and financing activities             $(148,113)


Note 21 - Condensed consolidating financial information:

        The Company's 11.75% Senior Secured Notes are collateralized by a series of intercompany notes to NL (the "Parent Issuer"). The Notes are also collateralized by a first priority lien on the stock of Kronos. A second priority lien on the stock of NL Capital Corporation ("NLCC") collateralized the notes until February 2000, at such time it was merged into KII and became included in the first priority lien on the stock of Kronos.

        In the event of foreclosure, the holders of the Notes would have access to the consolidated assets, earnings and equity of the Company. The Company believes the collateralization of the Notes, as described above, is the functional economic equivalent of a joint and several, full and unconditional guarantee of the Notes by Kronos and, prior to its merger into KII, NLCC.

        Management believes that separate audited financial statements would not provide additional material information that would be useful in assessing the financial position of Kronos and NLCC (the "Guarantor Subsidiaries"). In lieu of providing separate audited financial statements of the Guarantor Subsidiaries, the Company has included condensed consolidating financial information of the Parent Issuer, Guarantor Subsidiaries and non-guarantor subsidiaries in accordance with Rule 3-10 (e) of the SEC's Regulation S-X. The Guarantor Subsidiaries and the non-guarantor subsidiaries comprise all of the direct and indirect subsidiaries of the Parent Issuer.

        Investments in subsidiaries are accounted for by NL under the equity method, wherein the parent company's share of earnings is included in net income. The elimination entries eliminate the parent's investment in subsidiaries and the equity in earnings of subsidiaries, intercompany payables and receivables and other transactions between subsidiaries.

                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                            Condensed Consolidating Balance Sheet
                                      December 31, 2000
                                        (In thousands)



                                                                                     Combined
                                                  NL Industries,                   Non-guarantor
                                                       Inc.         Kronos, Inc.    Subsidiaries   Eliminations    Consolidated
                     ASSETS

Current assets:
    Cash and cash equivalents                         $       3,632   $     52,979       $  63,767     $         -     $   120,378
    Restricted cash equivalents                              69,242              -               -               -          69,242
    Accounts and notes receivable                               172        131,295              73               -         131,540
    Receivable from affiliates                                6,189              -             216          (6,191)            214
    Refundable income taxes                                  10,512          1,790               -               -          12,302
    Inventories                                                   -        205,973               -               -         205,973
    Prepaid expenses                                            347          2,111               -               -           2,458
    Deferred income taxes                                     6,394          5,279         -                 -              11,673

        Total current assets                                 96,488        399,427          64,056          (6,191)        553,780

Other assets:
    Investment in subsidiaries                              687,300              -             285        (687,585)              -
    Marketable securities                                       452              -          46,734               -          47,186
    Notes receivable from affiliates                        194,000        301,695          23,000        (518,695)              -
    Investment in joint venture                                   -        150,002               -               -         150,002
    Prepaid pension cost                                      1,772         21,017               -               -          22,789
    Restricted cash equivalents                              17,942              -               -               -          17,942
    Other                                                     1,739          2,968         -                 -               4,707

        Total other assets                                  903,205        475,682          70,019      (1,206,280)        242,626

Property and equipment, net                                   4,425        319,957         -                 -             324,382

                                                         $1,004,118     $1,195,066        $134,075     $(1,212,471)     $1,120,788



                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                      Condensed Consolidating Balance Sheet, (Continued)
                                      December 31, 2000
                                        (In thousands)



                                                                                     Combined
                                                  NL Industries,                   Non-guarantor
                                                       Inc.         Kronos, Inc.    Subsidiaries   Eliminations    Consolidated

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Notes payable                                       $         -   $     69,970        $      -     $         -    $     69,970
    Current maturities of long-term debt                          -            730               -               -             730
    Accounts payable and accrued liabilities                 29,144        123,555          48,485               -         201,184
    Payable to affiliates                                     2,140         14,073             612          (6,191)         10,634
    Income taxes                                                  -         13,604              12               -          13,616
    Deferred income taxes                                   -                1,822         -                 -               1,822

        Total current liabilities                            31,284        223,754          49,109          (6,191)        297,956

Noncurrent liabilities:
    Long-term debt                                          194,000          1,363               -               -         195,363
    Notes payable to affiliate                              324,695        194,000               -        (518,695)              -
    Deferred income taxes                                    70,985         73,699             989               -         145,673
    Accrued pension cost                                      1,438         19,782               -               -          21,220
    Accrued postretirement benefits cost                     15,039         14,365               -               -          29,404
    Other                                                    22,189         16,511          41,705           -              80,405

        Total noncurrent liabilities                        628,346        319,720          42,694        (518,695)        472,065

Minority interest                                           -                  299           5,980           -               6,279

Shareholders' equity                                        344,488        651,293          36,292        (687,585)        344,488

                                                        $ 1,004,118     $1,195,066        $134,075     $(1,212,471)     $1,120,788



                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                            Condensed Consolidating Balance Sheet
                                      December 31, 1999
                                        (In thousands)



                                                                      Combined       Combined
                                                  NL Industries,     Guarantor     Non-guarantor
                                                       Inc.         Subsidiaries    Subsidiaries   Eliminations    Consolidated
                     ASSETS

Current assets:
    Cash and cash equivalents                             $  13,415    $   113,062        $  7,747    $          -     $   134,224
    Restricted cash equivalents                              17,565              -               -               -          17,565
    Accounts and notes receivable                                61        143,647              60               -         143,768
    Receivable from affiliates                               11,668              -             562         (11,483)            747
    Refundable income taxes                                     317          4,155               1               -           4,473
    Inventories                                                   -        191,184               -               -         191,184
    Prepaid expenses                                            227          2,265               -               -           2,492
    Deferred income taxes                                     5,774          6,200         -                  -             11,974

        Total current assets                                 49,027        460,513           8,370         (11,483)        506,427

Other assets:
    Investment in subsidiaries                              558,898              -             285        (559,183)              -
    Marketable securities                                     2,600              -          12,455               -          15,055
    Notes receivable from affiliates                        244,000        185,839          78,000        (507,839)              -
    Investment in joint venture                                   -        157,552               -               -         157,552
    Prepaid pension cost                                          -         24,127               -            (856)         23,271
    Deferred income taxes                                     3,992             41               -          (3,992)             41
    Other                                                     2,620          2,749         -                  -              5,369

        Total other assets                                  812,110        370,308          90,740      (1,071,870)        201,288

Property and equipment, net                                   5,174        343,284         -                 -             348,458

                                                           $866,311     $1,174,105         $99,110     $(1,083,353)     $1,056,173


                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                      Condensed Consolidating Balance Sheet, (Continued)
                                      December 31, 1999
                                        (In thousands)



                                                                      Combined       Combined
                                                  NL Industries,     Guarantor     Non-guarantor
                                                       Inc.         Subsidiaries    Subsidiaries   Eliminations    Consolidated

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Notes payable                                          $      -   $     57,076          $    -     $         -    $     57,076
    Current maturities of long-term debt                          -            212               -               -             212
    Accounts payable and accrued liabilities                 30,397        114,512          45,451               -         190,360
    Payable to affiliates                                     3,444         20,368             614         (13,186)         11,240
    Income taxes                                              1,470          4,135               -               -           5,605
    Deferred income taxes                                   -                  326         -                 -                 326

        Total current liabilities                            35,311        196,629          46,065         (13,186)        264,819

Noncurrent liabilities:
    Long-term debt                                          244,000            266               -               -         244,266
    Notes payable to affiliate                              263,839        244,000               -        (507,839)              -
    Deferred income taxes                                         -        111,932             286          (3,992)        108,226
    Accrued pension cost                                      8,410         25,392               -            (856)         32,946
    Accrued postretirement benefits cost                     21,625         15,480               -               -          37,105
    Other                                                    22,039         21,076          50,706           -              93,821

        Total noncurrent liabilities                        559,913        418,146          50,992        (512,687)        516,364

Minority interest                                           -                  312           3,591           -               3,903

Shareholders' equity (deficit)                              271,087        559,018          (1,538)       (557,480)        271,087

                                                          $ 866,311     $1,174,105         $99,110     $(1,083,353)     $1,056,173



                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                         Condensed Consolidating Statement of Income
                                 Year ended December 31, 2000
                                        (In thousands)


                                                                      Combined       Combined
                                                  NL Industries,     Guarantor     Non-guarantor
                                                       Inc.         Subsidiaries    Subsidiaries   Eliminations    Consolidated
Revenues and other income:
    Net sales                                              $      -       $922,319          $    -       $       -      $  922,319
    Interest and dividends                                   31,598         25,587           5,937         (52,443)         10,679
    Equity in income of subsidiaries                        173,620              -               -        (173,620)              -
    Litigation settlement gains, net                         69,465              -               -               -          69,465
    Other income, net                                        12,595          5,834         -                (5,825)         12,604

                                                            287,278        953,740           5,937        (231,888)      1,015,067
Costs and expenses:
    Cost of sales                                                 -        610,449               -               -         610,449
    Selling, general and administrative                      25,381        112,429            (632)              -         137,178
    Interest                                                 52,701         30,985         -               (52,443)         31,243

                                                             78,082        753,863            (632)        (52,443)        778,870

        Income before income taxes, minority int                                                                           236,197
          and extraordinary item                erest       209,196        199,877           6,569        (179,445)
Income tax expense                                           53,855         22,850              12           1,703          78,420

        Income before minority interest and                                                                                157,777
          extraordinary item                                155,341        177,027           6,557        (181,148)

Minority interest                                           -                   47           2,389         -                 2,436

        Income before extraordinary item                    155,341        176,980           4,168        (181,148)        155,341

Extraordinary item-early extinguishment of debt,                           -
  net of tax benefit of $394                                   (732)                       -               -                  (732)

        Net income                                         $154,609       $176,980          $4,168       $(181,148)     $  154,609


                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                         Condensed Consolidating Statement of Income
                                 Year ended December 31, 1999
                                        (In thousands)



                                                                      Combined       Combined
                                                  NL Industries,     Guarantor     Non-guarantor
                                                       Inc.         Subsidiaries    Subsidiaries   Eliminations    Consolidated

Revenues and other income:
    Net sales                                               $     -       $908,387            $  -       $       -        $908,387
    Interest and dividends                                   30,843         24,425           6,823         (53,129)          8,962
    Equity in income of subsidiaries                        154,625              -               -        (154,625)              -
    Other income, net                                         4,565         10,119         -               -                14,684

                                                            190,033        942,931           6,823        (207,754)        932,033

Costs and expenses:
    Cost of sales                                                 -        662,315               -               -         662,315
    Selling, general and administrative                      16,037        116,138           2,167               -         134,342
    Interest                                                 49,872         40,141         -               (53,129)         36,884

                                                             65,909        818,594           2,167         (53,129)        833,541

        Income before income taxes                                                                                          98,492
          and minority interest                             124,124        124,337           4,656        (154,625)

Income tax benefit                                           35,647         26,955           1,999         -                64,601

        Income before minority interest                     159,771        151,292           6,655        (154,625)        163,093

Minority interest                                           -                   48           3,274         -                 3,322

        Net income                                         $159,771       $151,244          $3,381       $(154,625)       $159,771


                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                         Condensed Consolidating Statement of Income
                                 Year ended December 31, 1998
                                        (In thousands)



                                                                      Combined       Combined
                                                  NL Industries,     Guarantor     Non-guarantor
                                                       Inc.         Subsidiaries    Subsidiaries   Eliminations    Consolidated
Revenues and other income:
    Net sales                                               $     -       $894,724            $  -       $       -        $894,724
    Interest and dividends                                   57,901         18,481           3,559         (62,905)         17,036
    Equity in income of subsidiaries                         73,839              -               -         (73,839)              -
    Other income, net                                        10,056          4,069          (1,997)         (3,711)          8,417
                                                            141,796        917,274           1,562        (140,455)        920,177
Costs and expenses:
    Cost of sales                                                 -        618,754               -            (307)        618,447
    Selling, general and administrative                      10,756        122,523             691               -         133,970
    Interest                                                 55,078         70,762         -               (67,770)         58,070
                                                             65,834        812,039             691         (68,077)        810,487

        Income from continuing operations before                                                                           109,690
          income taxes and minority interest                 75,962        105,235             871         (72,378)

Income tax expense (benefit)                                (13,900)        33,601         -                    87          19,788

        Income from continuing operations before                                                                            89,902
          minority interest                                  89,862         71,634             871         (72,465)
Minority interest                                           -                   40         -               -                    40

        Income from continuing operations                    89,862         71,594             871         (72,465)         89,862

Discontinued operations                                     287,396        285,385               -        (285,385)        287,396
Extraordinary item - early extinguishment of deb                               999                                         (10,580)
  net of tax benefit of $5,698                  t,          (10,580)                       -                  (999)

        Net income                                         $366,678       $357,978         $   871       $(358,849)       $366,678


                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                       Condensed Consolidating Statement of Cash Flows
                                 Year ended December 31, 2000
                                        (In thousands)


                                                                      Combined       Combined
                                                  NL Industries,     Guarantor     Non-guarantor
                                                       Inc.         Subsidiaries    Subsidiaries   Eliminations    Consolidated

Net cash provided (used) by operating activities           $ 12,318      $ 177,642      $    4,795        $(55,000)       $139,755

Cash flows from investing activities:
    Capital expenditures                                        (23)       (31,066)              -               -         (31,089)
    Purchase of Tremont Corporation common stock            (26,040)             -               -               -         (26,040)
    Change in restricted cash                                 4,480              -          (3,850)              -             630
    Loans to affiliates                                      50,000       (115,856)         55,000          10,856               -
    Other, net                                                  107             77         -                    80             264
        Net cash provided (used) by investing activities     28,524       (146,845)         51,150          10,936         (56,235)

Cash flows from financing activities:
    Indebtedness:
        Borrowings                                                -         44,923               -               -          44,923
        Principal payments                                  (50,000)       (29,162)              -               -         (79,162)
    Treasury stock:
        Purchased                                           (30,886)             -               -               -         (30,886)
        Reissued                                              2,091              -               -               -           2,091
    Dividends, net                                          (32,686)       (55,000)              -          55,000         (32,686)
    Loans from affiliates                                    60,856        (50,000)              -         (10,856)              -
    Other, net                                              -                   (6)             80             (80)             (6)
        Net cash provided (used) by financing activities    (50,625)       (89,245)             80          44,064         (95,726)

Cash and cash equivalents:
    Net change from:
        Operating, investing and financing activities        (9,783)       (58,448)         56,025               -         (12,206)
        Currency translation                                -               (1,635)             (5)        -                (1,640)
                                                             (9,783)       (60,083)         56,020               -         (13,846)
    Balance at beginning of year                             13,415        113,062           7,747         -               134,224

    Balance at end of year                                $   3,632     $   52,979       $ 63,767     $    -              $120,378


                             NL INDUSTRIES, INC. AND SUBSIDIARIES
                       Condensed Consolidating Statement of Cash Flows
                                 Year ended December 31, 1999
                                        (In thousands)



                                                                      Combined       Combined
                                                  NL Industries,     Guarantor     Non-guarantor
                                                       Inc.         Subsidiaries    Subsidiaries   Eliminations    Consolidated


Net cash provided (used) by operating activities           $ 28,742       $134,937         $(5,371)       $(50,000)      $ 108,308

Cash flows from investing activities:
    Capital expenditures                                     (2,856)       (32,703)              -               -         (35,559)
    Change in restricted cash                               (12,065)             -           6,889               -          (5,176)
    Other, net                                                  (17)         2,334         -                    27           2,344

        Net cash provided (used) by investing activities    (14,938)       (30,369)          6,889              27         (38,391)

Cash flows from financing activities:
    Indebtedness:
        Borrowings                                                -         82,038               -               -          82,038
        Principal payments                                        -       (155,787)              -               -        (155,787)
    Treasury stock purchased                                 (7,000)             -               -               -          (7,000)
    Dividends, net                                           (7,242)       (50,030)             30          50,000          (7,242)
    Other, net                                              -                   (6)             27             (27)             (6)

        Net cash provided (used) by financing activities    (14,242)      (123,785)             57          49,973         (87,997)

Cash and cash equivalents:
    Net change from:
        Operating, investing and financing activities          (438)       (19,217)          1,575               -         (18,080)
        Currency translation                                -               (2,649)        -               -                (2,649)
                                                               (438)       (21,866)          1,575               -         (20,729)
    Balance at beginning of year                             13,853        134,928           6,172         -               154,953

    Balance at end of year                                 $ 13,415       $113,062         $ 7,747    $    -             $ 134,224
